UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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Cass Information Systems, Inc.

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CASS INFORMATION SYSTEMS, INC.

12444 Powerscourt Drive, Suite 550

St. Louis, Missouri 63131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on

April 19, 2022

The Annual Meeting of Shareholders of Cass Information Systems, Inc. will be held at the location specified below on Tuesday, April 19, 2022, at 8:30 a.m. local time, for the following purposes:

1.	To elect four directors to serve, each for a three-year term;

2.	To hold a non-binding advisory vote on executive compensation;

3.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2022; and

4.	To act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

The close of business on March 4, 2022 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

This year’s Annual Meeting will be held at the Company’s offices located at 13001 Hollenberg Drive, Bridgeton, Missouri 63044.

All shareholders are cordially invited to attend the Annual Meeting.

This booklet includes the notice and proxy statement, which describes the business we will conduct at the meeting and provides information about the Company that you should consider when you vote your shares. The Company has not planned a communications segment or any presentations for the Annual Meeting.

Whether or not you intend to be present, it is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by one of the following methods: vote over the internet or by telephone using the instructions on your proxy card, or mark, sign, date and promptly return your proxy card. The presence, in person or by properly executed proxy, of a majority of the common stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting.

Please note that you will be required to present an admission ticket to attend the Annual Meeting. Your admission ticket is attached to your proxy card. If your shares are held in the name of a broker, trust, bank or other nominee, you can request an admission ticket by contacting our Investor Relations department at (314) 506-5500.

By Order of the Board of Directors,

Matthew S. Schuckman
Secretary

St. Louis, Missouri

March 7, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 19, 2022

The Company’s Proxy Statement and annual report on Form 10-K for the 2021 fiscal year are available at https://cassinfo.gcs-web.com/proxy-materials.

The Company makes available free of charge through its website www.cassinfo.com its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed and furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the SEC).

CASS INFORMATION SYSTEMS, INC.

12444 Powerscourt Drive, Suite 550

St. Louis, Missouri 63131

PROXY STATEMENT

Annual Meeting of Shareholders to be held April 19, 2022

This Proxy Statement is being furnished to the common shareholders of Cass Information Systems, Inc. (the Company) on or about March 10, 2022 in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the Board) for use at the annual meeting of shareholders (the Annual Meeting) to be held on April 19, 2022 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment of that meeting.

Holders of common stock, par value $.50 per share, of the Company at its close of business on March 4, 2022 (the Record Date) are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, there were 13,660,014 shares of common stock outstanding and entitled to vote at the Annual Meeting. Holders of record of common stock are entitled to one vote per share of common stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting. Company management and members of the Board, in the aggregate, directly or indirectly controlled approximately 2.79% of the common stock outstanding on the Record Date.

Shareholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxies at the Annual Meeting. The presence, in person or by properly executed proxy, of a majority of the shares of common stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn the Annual Meeting.

If a quorum is present, the affirmative vote of a majority of the shares entitled to vote which are present in person or represented by proxy at the Annual Meeting is required to elect directors; approve, by advisory vote, executive compensation; ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2022; and to act on any other matters properly brought before the Annual Meeting. This means that of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” a director nominee for such nominee to be elected or “for” such other proposal for it to be approved. Shareholders may not cumulate their votes in the election of directors.

In tabulating the voting results, abstentions and shares represented by broker non-votes (explained below) will be counted as present and entitled to vote for purposes of determining a quorum. For purposes of determining whether the shareholders have elected a director nominee or approved a matter, abstentions are treated as shares represented and entitled to vote on each proposal and will thus have the same effect as a vote “against” a director nominee or such other proposal. Shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients are considered “broker non-votes.” Broker non-votes will not be considered in determining the number of votes necessary for approval of a matter and will have no effect on the outcome of the vote for directors or other proposals. As such, for your vote to be counted, you must submit your voting instruction form to your broker.

Please note that brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please vote your proxy so your vote can be counted. The inspector of elections appointed for the Annual Meeting will separately tabulate and certify affirmative and negative votes, abstentions and broker non-votes.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing and dating a subsequent proxy relating to the common stock and delivering it to the Secretary of the Company at or before the vote is taken at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy, or any subsequent proxy, should be sent to Cass Information Systems, Inc., Attn: Matthew S. Schuckman, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131.

All common stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the Board’s director nominees; FOR approval of executive compensation; FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2022; and in the discretion of the proxies with respect to any other matter that is properly brought before the Annual Meeting or any adjournment thereof. The Board does not know of any matters other than the matters described in the Notice of Annual Meeting attached to the Proxy Statement that will come before the Annual Meeting.

The Board solicits the proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic transmission by directors, officers or regular employees of the Company. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of common stock held of record by such persons, and will be reimbursed by the Company for expenses incurred therewith. The cost of solicitation of proxies will be borne by the Company.

I. ELECTION OF DIRECTORS – PROPOSAL 1

Nominees and Continuing Directors

The size of the Company’s Board is set at ten members, divided into two classes of three directors each and one class of four directors. Each director is elected for a three-year term, and the term of each class of directors expires in successive years.

The Nominating and Corporate Governance Committee has nominated incumbent directors Ralph W. Clermont, James J. Lindemann, and Sally H. Roth for re-election, Wendy J. Henry, who was appointed a director by unanimous vote of the Board effective as of January 25, 2022, for election, each to serve a three-year term. Each of the nominees has consented to serve if elected. If any of them become unavailable to serve as a director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of nominees than those named in this Proxy Statement.

All the directors and nominees bring to the Board a wealth of executive leadership experience derived from their service as corporate executives. Each possesses individual qualifications and skills that contribute to the Board’s effectiveness as a whole. The following information is submitted with respect to the nominees for election to the Board, together with the members of the Board whose terms will continue after the Annual Meeting or until their respective successors are duly elected and qualified:

Nominated to serve until 2025:

Ralph W. Clermont, 74, has been a director since 2015. Mr. Clermont enjoyed a 39-year career with KPMG LLP, retiring in 2008 as managing partner of its St. Louis office where he led the firm’s Midwest financial services practice and managed the audits of numerous banking organizations. He currently serves as Lead Director of National Bank Holdings Corporation, a publicly-traded bank holding company, where he is also Chairman of the Audit and Risk Committee as well as a member of its Compensation Committee and Nominating and Corporate Governance Committee. Mr. Clermont is a certified public accountant and member of both the American Institute of Certified Public Accountants and the Missouri Society of Certified Public Accountants. He earned his bachelor’s degree in accounting from Saint Louis University.

The Board selected Mr. Clermont for his clear understanding of the complex financial and accounting issues that face multi-faceted organizations such as Cass.

Wendy J. Henry, 60 was appointed as a director in January 2022. Ms. Henry served as Managing Partner of BKD, LLP’s (BKD) St. Louis office until her retirement in 2021. Prior to becoming Managing Partner, Ms. Henry served as an Audit Partner in BKD, LLP’s Colorado office, where she held various positions and managed the audits of numerous organizations. Her career at BKD began in 1993 when her prior firm merged into BKD. Ms. Henry is a retired certified public accountant and member of the American Institute of Certified Public Accountants and has previously served on the board of directors at United Way of Greater St. Louis, St. Louis Zoo, Mercy Health East Communities, and Regional Business Council. She earned her bachelor’s degree in in business with a concentration in accounting from Illinois College.

The Board selected Ms. Henry for her financial expertise and understanding of the complex financial and accounting issues that face multi-faceted organizations such as Cass.

James J. Lindemann, 66, has been a director since 2007. Until his retirement in 2018, he was Executive Vice President of Emerson Electric Co. (Emerson), a publicly-traded manufacturing company based in St. Louis, Missouri. Mr. Lindemann joined Emerson in 1977, where he has held a number of increasingly responsible engineering and marketing positions with its Specialty Motor business unit. In 1992, he was named President of Commercial Cam, and in 1995, he was named President of the Emerson Appliance Motor business unit. In 1996, Mr. Lindemann was promoted to Chairman and Chief Executive Officer (CEO) of the Emerson Motor Co. He was named Senior Vice President of Emerson in 1999 and Executive Vice President in 2000.

The Board selected Mr. Lindemann to serve as a director based on his experiences with Emerson, where he has served as a senior manager of a public manufacturing company, obtained international expertise and worked successfully with large corporate enterprises.

Sally H. Roth, 74, has been a director since 2019. Ms. Roth served as Area President-Upper Midwest for Regions Bank from 2007 until her retirement in 2014. Prior to her appointment as Area President, Ms. Roth served as Regions Bank’s Commercial Banking Executive for the Saint Louis metropolitan market. Her banking career began at Mercantile Bank (now U.S. Bank) in 1985 where she held various positions including Group Manager - Large Corporate Banking and Community Bank President until 1997. Ms. Roth served in various roles at Bank of America from 1997 to 2002. She holds a Master of Business Administration degree from Washington University in Saint Louis.

The Board selected Ms. Roth to serve as a director because of her extensive commercial banking experience and expertise and her unique knowledge of the banking markets in which the Company does business.

The Company’s Board recommends a vote FOR the four nominees for election to the Board of Directors.

Directors to serve until 2024:

Robert A. Ebel, 66, has been a director since 2006. He was Chief Executive Officer (CEO) of Universal Printing Company, a privately-held printing company headquartered in St. Louis, Missouri, until the sale of the company in 2017. Mr. Ebel began his tenure with Universal Printing Company as Chief Financial Officer (CFO) and Board member in 1986. In 1996, he was appointed to the position of CEO. Mr. Ebel currently serves on the Board of the St. Louis Graphic Arts Joint Health and Welfare Fund and is active in various civic and charitable organizations in the St. Louis metropolitan area.

The Board selected Mr. Ebel to serve as a director because it believes he brings valuable business management and finance expertise to the Board. His duties as CEO of a privately-held business based in St. Louis provided him with a strong knowledge of the local commercial marketplace served by the Company’s subsidiary bank.

Randall L. Schilling, 59, has been a director since 2009. He is the founder and owner of OPO Startups, a co-working center for digital startups providing space and access to mentors, investors, programming, educational resources, and a community of local entrepreneurs. He was the President and CEO of BoardPaq LLC, a privately-held software company based in St. Charles, Missouri, from 2010 until the sale of the company in 2019. From 1992 to 2010, he was the CEO of Quilogy, Inc., a nationally recognized, privately-held information technology professional services company. Mr. Schilling is currently an Advisory Council member of Arch Grants, a St. Louis based non-profit organization that provides equity-free grants and support services to entrepreneurs. Additionally, Mr. Schilling has been active in various other civic and charitable organizations in the St. Louis metropolitan area, including Partners for Progress – Education Chairman.

The Board selected Mr. Schilling to serve as a director because he possesses information technology expertise to help address the challenges the Company faces in the rapidly changing information technology arena.

Franklin D. Wicks, Jr., 68, has been a director since 2006. He was Executive Vice President and President of Applied Markets of Sigma-Aldrich Corporation (Sigma-Aldrich), which was a publicly-traded life science and high technology company located in St. Louis, Missouri, until his retirement in 2015. Dr. Wicks worked for Sigma-Aldrich for 33 years, beginning as a research chemist and subsequently working in marketing, then as President of Sigma Chemical and Vice President of Worldwide Operations, Sigma-Aldrich. He served as President, Scientific Research Division, Sigma-Aldrich from 1999 to 2002 and was responsible for operations in 34 countries. Prior to his appointment as Executive Vice President and President of Applied Markets of Sigma-Aldrich, Dr. Wicks served as President-SAFC. After receiving his Ph. D., Dr. Wicks served for four years on the staff of the Navigators at the Air Force Academy and at the University of Colorado at Boulder before joining Sigma-Aldrich. He currently serves as Vice Chairman of the Board of Covenant Theological Seminary.

The Board selected Dr. Wicks to serve as a director because of his public company senior management experience, familiarity with corporate governance, and knowledge of local and global marketplace issues.

Directors to serve until 2023:

Eric H. Brunngraber, 65, has been a director since 2003. Mr. Brunngraber is Chairman and CEO of the Company, positions he has held since 2015 and 2008, respectively. Mr. Brunngraber has served in several executive and numerous other positions with the Company since his employment with Cass began in 1979, including as President from 2006 to January 2022, Chief Operating Officer (COO) from 2006 to 2008, CFO from 1997 to 2006, and Executive Vice President of Cass Commercial Bank, the Company’s bank subsidiary. Mr. Brunngraber is and has been active in various civic, charitable, and professional organizations in the St. Louis metropolitan area, including the Regional Business Council and the American Diabetes Association – Community Leadership Board.

The Board selected Mr. Brunngraber to serve as a director because he is the Company’s CEO and is responsible for the strategic direction and day-to-day leadership of the Company, and because of his long tenure with the Company and deep understanding of its purpose, systems, processes, and culture.

Benjamin F. Edwards, IV, 66, has been a director since 2005. He is Chairman, CEO and President of Benjamin F. Edwards & Company, a St. Louis-based investment firm. Previously, Mr. Edwards was branch manager of the Town & Country, Missouri office of A.G. Edwards/Wachovia Securities LLC, a national investment firm. Mr. Edwards’ career with A.G. Edwards began in 1977, where he held numerous positions including Employment Manager, Financial Advisor, Associate Branch Manager, Regional Officer, Director of Sales and Marketing and President, as well as a member of the Board of Directors of A.G. Edwards from 1994 to 2007. He currently is a member of the Board of The Bogey Club in St. Louis and a member of the CEO Forum.

The Board selected Mr. Edwards to serve as a director because of his management expertise in investment banking, including experience with capital markets transactions and investments in both public and private companies.

Joseph D. Rupp, 71, has been a director since 2016. He currently serves as Lead Director of the Board, a position he has held since 2019. He retired from a 45-year tenure with Olin Corporation (Olin), a publicly traded global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition located in Clayton, Missouri. During his time at Olin, Mr. Rupp served as Chairman of the Board from 2016 until his retirement in 2017, as Chairman and CEO from 2015 to 2016, as Chairman, President and CEO from 2005 to 2014, and as President and CEO from 2002 to 2005. Additionally, Mr. Rupp serves as a director of Quanex Building Products Corporation, a publicly traded manufacturer of components sold in the building products industry; Nucor Corporation, a public producer of steel and related products; Dot Foods, Inc., a private foodservice redistribution company; and O-I Glass, Inc., a publicly traded glass bottle manufacturer. He earned his bachelor’s degree in metallurgical engineering from Missouri University of Science and Technology.

The Board selected Mr. Rupp to serve as Lead Director because it believes he has valuable experience understanding the day-to-day and more complex issues that face multi-faceted, publicly-traded organizations.

Director Independence

Based on the independence standards as defined by the marketplace rules of The Nasdaq Stock Market, Inc. (Nasdaq), the Board has determined in its business judgment that all of the directors and director-nominees are independent as such term is defined in the Nasdaq listing standards, except for Mr. Brunngraber. In addition, each of the members of the Audit Committee and Compensation Committee meets the heightened independence standards set forth in the SEC rules and the Nasdaq listing standards. In making these determinations, the Board has reviewed all transactions and relationships between each director (or any member of his or her immediate family) and the Company, including transactions and relationships described in the directors’ responses to questions regarding employment, business, family, and other relationships with the Company and its management. These included transactions relating to non-audit accounting services provided to the Company by BKD, Ms. Henry’s former employer, and commissions paid in connection with the Company’s share repurchase program to Benjamin F. Edwards & Company, of which Mr. Edwards serves as Chairman, CEO and President. The Board has concluded that these transactions did not impair director independence for a variety of reasons, including that (i) the amounts in question were considerably under the thresholds set forth in applicable independence standards, in each case less than 1% of the recipient's consolidated gross revenues, (ii) Ms. Henry and Mr. Edwards did not have a direct or indirect interest in the transactions, and (iii) the relationships overall were deemed immaterial. As a result of this review, the Board concluded, as to each independent director, that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Corporate Governance

The Board oversees and guides the Company’s management and its business affairs. Committees support the role of the Board on issues that benefit from consideration by a smaller, more focused subset of directors. All committee members are elected by and serve at the pleasure of the Board. In its oversight of the Company, the Board sets the tone for the ethical standards and performance of management, staff, and the Company as a whole. The Board has adopted Corporate Governance Guidelines that capture the long-standing practices of the Company as well as current corporate governance best practices. The guidelines are available at www.cassinfo.com.

The Company has adopted a Code of Conduct and Business Ethics policy, applicable to all Company directors, executive officers and employees. This policy is publicly available and can be viewed at www.cassinfo.com.

Board Evaluation

The Board conducts a self-assessment annually to review its performance over the past year and determine whether it and its committees are functioning effectively. The Chairman of the Nominating and Corporate Governance Committee is responsible for leading the review of the Board and summarizing the overall findings. Each member of the Board conducts a thorough evaluation of the Board as a whole and each member of the Board individually. This assessment seeks to review areas in which the Board and/or management believes a better contribution could be made. The Chairman of the Nominating and Corporate Governance Committee reviews all of the evaluations and presents a summary of findings to the Board. The Board uses this information to create a set of action items for any areas in which members feel could improve the Board’s effectiveness.

Each individual Board committee also conducts its own self-assessment annually and presents a summary to the Board. The Board then determines if there are steps that should be taken to improve the efficiency and effectiveness of each committee.

The purpose of these annual evaluations is not to focus on individual Board members, but the Board and each committee as a whole. A separate assessment of each individual director is made by the Nominating and Corporate Governance Committee when deciding whether to nominate such director for reelection to the Board.

The Nominating and Corporate Governance Committee periodically reviews the self-assessment process and makes changes it deems necessary to improve the process and its effectiveness.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide guidance and flexibility that allows the Board to determine the best leadership structure to promote Board effectiveness and ensure that authority and responsibility are effectively allocated between the Board and management. The Board recognizes that no single leadership model is right for all companies and at all times, and depending on the circumstances and personnel, different leadership structures may be appropriate.  Accordingly, the Board formally reviews its leadership structure not less than annually as part of its self-evaluation process to ensure that the proper balance is present in the Company’s current model.

In April 2015, Mr. Brunngraber was named Chairman in addition to his role as CEO. In January 2019, Mr. Rupp was appointed Lead Director. In making these decisions, the Board determined that the combination of the Chairman and CEO is appropriate at this time due to the strength and independence of the outside directors, the role and responsibilities of the Lead Director, that the committees of the Board are comprised entirely of independent directors, and because each committee plays a role in overseeing different material aspects of the Company’s risk management program.

The Company’s Corporate Governance Guidelines provide that the Lead Director must qualify as independent in accordance with the Guidelines. It is the Lead Director’s role to promote the appropriate involvement of the independent directors in governance matters and ensure the effectiveness of the independent directors in their role on behalf of the shareholders while avoiding the risk of confusion about the primary business leadership role of the Chairman and CEO. In particular, the Lead Director will be responsible for (a) staying regularly informed about the strategy of the Company and about critical issues and performance of the Company; (b) working with the Chairman to set the agendas for Board meetings; (c) calling meetings of the independent directors when needed; (d) providing Board leadership in times of crisis; (e) setting the agenda for and chairing executive sessions of the independent directors; (f) acting as liaison between the independent directors and the Chairman for matters raised in executive sessions; (g) chairing meetings of the Board or shareholders when the Chairman is not in attendance; (h) attending meetings of the committees of the Board when necessary or at his/her discretion and communicating regularly with the chairs of the Board committees; (i) working with the Chairman to ensure the conduct of Board meetings provides adequate time for serious discussion of important issues and that appropriate information is made available to Board members on a timely basis; (j) being available on request for consultation and direct communication with major shareholders; and (k) performing such other duties as may be requested from time to time by the Board or by a majority of the independent directors.

In accordance with the Company’s Corporate Governance Guidelines, non-management directors convene quarterly without the presence of management directors or executive officers of the Company.

Risk Management Oversight

The Board believes that risk is inherent in innovation and the pursuit of long-term growth opportunities. The Company’s management is responsible for day-to-day risk management activities. The Board, acting directly and through its committees, is responsible for the oversight of the Company’s risk management practices. The Board’s role in the Company’s risk oversight process includes regular reviews of information from senior management (generally through Board committee presentation) regarding the areas of material risk to the Company. A description of certain material risks affecting the Company can be found in the Annual Report on Form 10-K for the year ended December 31, 2021. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial and information technology risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. Each committee reports regularly to the full Board on its activities. In addition, the Board participates in regular discussions with the Company’s senior management on many core subjects, including strategy, operations, finance, and legal and public policy matters, in which risk oversight is an inherent element.

Communications with the Board of Directors

The Board has established a process by which shareholders can communicate with the Board. Shareholders may communicate with any and all members of the Board by transmitting correspondence to the following address or fax number: Cass Information Systems, Inc., Name of Director(s), Attn: Matthew S. Schuckman, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131, (314) 506-5560 (fax).

The Secretary will forward all correspondence to the Chairman or the identified director as soon as practicable. Correspondence addressed to the full Board will be forwarded to the Chairman, who will present the correspondence to the full Board or a committee thereof.

Board Meetings and Committees of the Board

The Board holds regularly scheduled meetings in January, April, July, and October. During the fiscal year ended December 31, 2021, the Board held its four regular meetings and one additional offsite planning meeting was held in November to discuss the Company’s strategic plan. All directors attended at least 75% of the aggregate number of meetings of the Board and committees on which they served in 2021. The Company’s directors are encouraged, but not required, to attend the Company’s Annual Meeting. Each director who was serving on the Board at the time of the 2021 Annual Meeting of Shareholders attended the 2021 Annual Meeting of Shareholders.

The Company has three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee. Each of these committees has a written charter approved by the Board. A copy of each charter can be found in the Investor Relations section of the Company’s website at www.cassinfo.com.

The following table represents the current membership of each of the Board committees and number of meetings held by each committee in 2021 (in parentheses). Each of the committees is comprised entirely of independent directors, as defined by Nasdaq and SEC rules.

Audit (5)	Nominating and Corporate Governance (4)	Compensation (4)
Ralph W. Clermont*	Ralph W. Clermont	James J. Lindemann*
Robert A. Ebel	Benjamin F. Edwards, IV	Joseph D. Rupp
Randall L. Schilling	Franklin D. Wicks, Jr.*	Franklin D. Wicks, Jr.

*Committee Chairman

Audit Committee

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee is responsible for appointing, determining funding for and overseeing the independent registered public accountants for the Company, and meeting with and communicating between the independent registered public accountants and other corporate officers to review and participate in matters relating to corporate financial reporting and accounting procedures and policies. Among other responsibilities, the Audit Committee reviews financial information provided to shareholders and others, assesses the adequacy of financial and accounting controls, oversees implementation of new accounting standards and evaluates the scope of the audits of the independent registered public accountants and reports on the results of such reviews to the Board. In addition, the Audit Committee assists the Board in its oversight of the performance of the Company’s internal auditors. The Audit Committee meets with the internal auditors on a quarterly basis to review the scope and results of their work.

The Audit Committee also has primary responsibility for overseeing risks related to data protection and cybersecurity, although the full Board also exercises oversight over these risks. This oversight includes receiving reports from the Company’s CIO on data protection and cybersecurity matters and strategies. The Audit Committee also oversees the Company’s environmental, social and governance practices.

The Board has determined that Mr. Clermont qualifies as an “audit committee financial expert,” as defined by the SEC and in accordance with the Nasdaq listing rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, recommending director-nominees, and developing and addressing corporate governance principles and issues applicable to the Company and its subsidiaries. In recommending director-nominees to the Board, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors, and management. In evaluating candidates, the Nominating and Corporate Governance Committee takes into consideration such factors as it deems appropriate, including any legal requirements or listing standards requirements. The Nominating and Corporate Governance Committee considers a candidate’s judgment, skills, integrity, experience with businesses and other organizations of comparable size and complexity, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Company and the Board strongly believe diversity is critical to the Company’s success and creating long-term value for shareholders. The Company believes that a board consisting of individual directors with diverse backgrounds ensures broader representation and inspires deeper commitment to management, employees, and the community. Diversity in gender, ethnic background, professional experience, and other experiences are prioritized when considering candidates for director. In addition, Cass is committed to a culture of inclusiveness, equality, and diversity at all levels of the Company’s workforce, offering a supporting and understanding environment designed to assist all individuals in achieving maximum potential, regardless of differences. The Company’s goal is to ensure, in carrying out activities, the promotion of equality of opportunity and good relations between people of diverse backgrounds.

In general, no person who will have reached the age of 75 prior to election date may be nominated for election or re-election to the Board. It is also the Board’s practice to limit new directors to no more than two per year in order to maintain Board continuity.

Although the Nominating and Corporate Governance Committee does not specifically solicit suggestions for possible candidates from shareholders, the Nominating and Corporate Governance Committee will consider candidates recommended by shareholders who meet the criteria discussed above and set by the Nominating and Corporate Governance Committee, with the concurrence of the full Board. The criteria will be re-evaluated periodically and will include those criteria set out in the Corporate Governance Guidelines and the Nominating and Corporate Governance Committee’s charter. The Company’s bylaws require timely notice of shareholder nominations to our Secretary, as further discussed in the section “Shareholder Proposals for the 2022 Annual Meeting” elsewhere in this proxy statement. Suggestions together with a description of the proposed nominee’s qualifications, other relevant biographical information and an indication of the willingness of the proposed nominee to serve, should be sent to Cass Information Systems, Inc., Attn: Matthew S. Schuckman, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131.

Compensation Committee

The Compensation Committee fulfills the Board’s responsibilities relating to compensation of the Company’s directors, CEO, and other executives. The Compensation Committee also has responsibility for approving, evaluating, and administering the compensation plans, policies, and overall programs of the Company. The Compensation Committee is able to delegate any of its responsibilities to one or more subcommittees as it deems appropriate in its discretion.

Compensation Processes and Procedures

As specified in its charter, the Compensation Committee recommends annual retainer fees, Board and committee meeting fees, and terms and awards of stock compensation for non-management directors, subject to appropriate approval by the Board or shareholders.

The Compensation Committee also establishes and administers the Company’s executive compensation program and related benefits. While the Compensation Committee may seek input and recommendations from the CEO, CFO, or the Vice President of Human Resources concerning the elements of executive and director compensation, and confer with them on compensation philosophies, all significant matters regarding compensation for executives are ultimately the responsibility of the Compensation Committee. The Compensation Committee annually reviews corporate goals and objectives relative to the CEO’s compensation and determines the CEO’s compensation level based on this evaluation, subject to Board approval. The Compensation Committee is responsible for recommending to the Board salary levels and incentive stock compensation for executive officers of the Company, and approving incentive stock compensation for other members of management as recommended by the CEO. The responsibility for allocating cash bonuses for executive officers other than himself is delegated to the CEO, in accordance with provisions of the profit-sharing program approved by the Board.

Periodically, the Company uses compensation specialists to assist in designing or modifying some components of its overall compensation program and to provide comparison data of compensation at other organizations with which the Company competes for executive management talent. In such circumstances, the Compensation Committee does not rely solely on survey data or the consultant’s judgment or recommendation, but considers such data when exercising its judgment in evaluating the Company’s compensation program.

Compensation Committee Interlocks and Insider Participation

Messrs. Lindemann, Rupp and Wicks served on the Compensation Committee during the entire fiscal year ended December 31, 2021. None of the members of the Compensation Committee during the last fiscal year is or has been an officer or employee of the Company. None of the Company’s executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or compensation committee (or other Board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on the Company’s Board of Directors or the Compensation Committee.

None of the members of the Company’s Compensation Committee or other members of the Board of Directors is a person having a relationship requiring disclosure by the Company pursuant to Item 404 of Regulation S-K.

Director Compensation

Each director of the Company who is not an officer or employee of the Company receives compensation for his services. Based on recommendations from the Compensation Committee, the Board approved a revision to the fee structure effective as of April 20, 2021. The following represents the fee structures applicable for the periods indicated:

	Prior to April 20, 2021 ($)	Beginning April 20, 2021 ($)	On and after the April 2022 Board Meeting ($)
Regular Board Meeting Fee	2,500	N/A	N/A
Board Committee Meeting Fee	1,000	N/A	N/A
Annual Retainer:
Lead Director	25,000	26,000	27,500
Board Member	35,000	50,000	52,000
Audit Committee Chair	10,000	12,500	15,000
Audit Committee Member	N/A	6,000	7,500
Compensation Committee Chair	7,000	10,000	12,000
Compensation Committee Member	N/A	5,000	5,000
Nominating and Corporate Governance Committee Chair	7,000	10,000	10,000
Nominating and Corporate Governance Committee Member	N/A	5,000	5,000
Restricted Stock Award*	55,000	55,000	60,000

* Directors will receive the equity equivalent of the dollar amounts indicated above.

Restricted stock awards are issued under the Company’s Amended and Restated Omnibus Stock and Performance Compensation Plan (the Omnibus Plan). The shares carry voting and dividend rights. Dividends are paid quarterly prior to vesting. Shares vest in full on the first anniversary date of the awards or, if elected by the director, vest at retirement from the Board, as disclosed below. The grant date of awards is typically two days following the Annual Meeting, when the full Board approves the awards. In accordance with the Company’s stock ownership guidelines, directors are expected to retain all shares granted to them during their service as Board members and are encouraged to acquire stock in amounts consistent with their financial resources.

The Company maintains a non-employee director compensation election program to allow non-employee directors to receive their annual board member retainer fees in the form of restricted stock and provide for a separate election to defer the vesting of all restricted stock until the date of termination of service as a director. Elections must be made prior to the calendar year for which the election will apply and made annually, with the exception of the first year in which a director becomes eligible to participate, after which the election must be made within 30 days.

Summary Compensation - Directors

The table below sets forth the following compensation for each non-executive director for the fiscal year ended December 31, 2021: (i) dollar value of fees earned or paid; (ii) aggregate grant date fair value of restricted stock awards; (iii) all other compensation; and (iv) dollar value of total compensation.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Ralph W. Clermont	86,218	55,015	11,888	153,121
Robert A. Ebel	69,575	55,015	10,295	134,885
Benjamin F. Edwards, IV	53,500	55,015	1,271	109,786
James J. Lindemann	62,768	55,015	16,068	133,851
Sally H. Roth	66,225	55,015	3,329	124,569
Joseph D. Rupp	79,268	55,015	9,790	144,073
Randall L. Schilling	55,268	55,015	16,068	126,351
Franklin D. Wicks, Jr.	63,768	55,015	13,730	132,513

(1)	Compensation for Mr. Brunngraber is set forth in Executive Officers – Summary Compensation Table and related tables. Because Mr. Brunngraber is an executive officer of the Company, he did not receive any additional compensation for his services as director. Ms. Henry was appointed to the Board on January 25, 2022 and is therefore excluded from the table.
(2)	Represents fees paid during 2021 for services. Beginning in April 2021, the fee structure was transitioned from per meeting fees to annual retainers. For Mr. Rupp, the amount also includes fees received as the Lead Director. Amounts include the following fees for service on the Executive Loan Committee of Cass Commercial Bank, the Company's bank subsidiary: Mr. Clermont, $13,725; Ms. Roth $13,125; and Mr. Ebel, $13,725. Messrs. Clermont, Lindemann, Rupp, Schilling, and Wicks elected to receive their Board retainer fees in the form of restricted stock and each received 1,090 shares of restricted stock in lieu of $46,250 of cash payments. The restricted stock vests in full on the first anniversary of the grant date of the awards or, if elected by the director, vests at retirement from the Board.
(3)	Represents the full grant date fair value of shares of restricted stock awarded in 2021 under the Company’s Omnibus Plan. All directors were awarded 1,215 shares of restricted stock. Shares vest in full on the first anniversary of the grant date or, if elected by the director, upon the director’s retirement from the Board. These amounts were computed in accordance with the Financial Accounting Standard Board’s Accounting Standard Codification Topic 718 (FASB ASC Topic 718). These amounts do not represent the actual amounts paid to or realized by the directors during fiscal year 2021. The value as of the grant date for restricted stock is recognized over the number of days of service required for the grant to become vested. See Note 11 to the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 for a complete description of the material assumptions applied in determining grant date fair value. The aggregate number of shares of restricted stock awards issued under the Omnibus Plan and outstanding at December 31, 2021 for each director was as follows:

Name	Shares*
Ralph W. Clermont	11,929
Robert A. Ebel	9,746
Benjamin F. Edwards, IV	1,215
James J. Lindemann	15,764
Sally H. Roth	3,355
Joseph D. Rupp	10,004
Randall L. Schilling	15,764
Franklin D. Wicks, Jr.	13,619

*If elected, includes shares received in lieu of cash retainer fees and/or shares deferred until retirement.

(4)	Represents dividends paid on unvested restricted stock awards for all directors.

Certain Relationships and Related Party Transactions

Some of the directors and executive officers of the Company, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Company’s subsidiary bank, including borrowings and investments in depository accounts. All such loans and investments have been made in the ordinary course of business, on substantially the same terms, including interest rates charged or paid and collateral required, as those prevailing at the same time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

As provided by the Audit Committee’s charter, the Audit Committee must review and approve all transactions between the Company and any related person that are required to be disclosed pursuant to Item 404 of Regulation S-K. “Related person” and “transaction” shall have the meanings given to such terms in Item 404 of Regulation S-K, as amended from time to time. In determining whether to approve or ratify a particular transaction, the Audit Committee will take into account any factors it deems relevant.

Report of the Audit Committee

The Audit Committee assists the Board in providing oversight of the systems and procedures relating to the integrity of the Company’s financial statements, the Company’s financial reporting process, its systems of internal accounting and financial controls, the internal audit process, risk management, the annual independent audit process of the Company’s annual financial statements, the Company’s compliance with legal and regulatory requirements, and the qualification and independence of the Company’s independent registered public accounting firm. The Audit Committee reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate, and control such exposures. Management has the responsibility for the implementation of these activities. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Committee reviewed with the independent registered public accounting firm the firm’s judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under auditing standards of the Public Company Accounting Oversight Board (PCAOB) (United States), including the matters required to be discussed by the Statement on Auditing Standards No. 1301 (Communication with Audit Committees). In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence, including the impact of non-audit-related services provided to the Company, and has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accounting firm’s communications with the audit committee concerning independence.

The Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm in advance the overall scope and plans for their respective audits. The Committee meets regularly with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Ralph W. Clermont, Chairman
Robert A. Ebel
Randall L. Schilling

Information Security and Data Privacy

The Company has a comprehensive Information Security Policy and ensures data privacy polices adhere to the requirements of the General Data Protection Regulation (GDPR) and California Consumer Privacy Act (CCPA). All employees are required to take regular training on information security requirements and must acknowledge policies and standards annually. In addition, the Company conducts periodic phishing campaigns to test and educate all employees on how to spot phishing attacks and to measure the effectiveness of our training program. The Cass Privacy Statement is available at www.cassbank.com and addresses the privacy of our customers’ information.

Environmental, Social and Governance

Acting with the highest degree of honesty, integrity, and compassion for all of the Company’s stakeholders, from clients and employees to the communities and the world around us, has been a hallmark of the Company’s culture for over 100 years. The Company is increasingly focused on and committed to environmental, social and governance (“ESG”) practices and believes ESG standards and business practices are aligned with the Company’s corporate purpose and values. The Company recognizes the importance for stakeholders to know and understand ESG initiatives and encourages stakeholders to read the Company’s annual Environmental, Social and Governance Report available at www.cassinfo.com. Highlights include the work the Company is doing to maintain high standards for ethics and compliance, supporting and empowering employees and communities, and promoting environmental sustainability results good for all of the Company’s stakeholders, such as:

•	Adherence to the Company’s Code of Conduct and Business Ethics and anonymous reporting of unethical or questionable practices without retaliation;
•	Conservative and long-term view risk management by various specialized committees, including strict focus on information and data privacy risk management;
•	Implementation of policies that have resulted in a conservative balance sheet, business continuity during the Covid-19 pandemic, and that monitor enterprise risk, credit risk, and information and data privacy risk;
•	Provision of competitive compensation, health, and other employee benefits programs, including participation in a long-standing cash profit sharing plan by each employee, flex work schedules, and employee counseling and coaching programs
•	Implementation of Covid-19 employee safety practices, such as providing work-from-home capabilities, time off for obtaining Covid-19 vaccinations, daily health screenings for on-site employees, and enhanced cleaning and sanitation;
•	Dedicating in excess of $500,000 to charitable donations and supporting volunteer efforts by the Company’s employees to community programs and organizations; and
•	Vigilant monitoring of the Company’s energy consumption and continued practice of running the business with minimal physical facilities and equipment, calculating Scope 1, 2 and 3 emissions.

In addition to the above, the Company is intently focused on increasing the diversity of its overall workforce, particularly in the highest level positions. A diversity, equity and inclusion (DEI) committee was established in February 2022 to prioritize DEI efforts and cultivate a work environment that encourages collaboration and empowerment to all employees.

The Board of Directors oversees the Company’s position and practices on significant public policy issues, such as protection of the environment, corporate social responsibility, sustainability, and philanthropic contributions.

II. ADVISORY VOTE ON EXECUTIVE COMPENSATION - PROPOSAL 2

The Board is committed to excellence in governance and recognizes that executive compensation is an important matter for our shareholders. The core of the Company’s executive compensation philosophy and practice continues to be to pay for performance. The Company’s executive officers are compensated in a manner consistent with the Company’s strategy, competitive practice, sound corporate governance principles, and shareholder interests and concerns. The Company believes its compensation program is strongly aligned with the long-term interests of shareholders, as exhibited in the Compensation Discussion and Analysis section of this Proxy Statement, which provides additional details on executive compensation, compensation philosophy and objectives, and the 2021 compensation of the named executive officers. Shareholders are asked to vote on the following resolution:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and any related material contained in this Proxy Statement.”

The above-referenced disclosures are included in this Proxy Statement under the Executive Compensation and Related Information section.

The Board urges shareholders to endorse the compensation program for our executive officers by voting FOR the above resolution. As discussed in the Compensation Discussion and Analysis contained in this Proxy Statement, the Compensation Committee of the Board believes that the Company’s executive compensation is reasonable and appropriate, is justified by the performance of the Company, and is the result of a carefully considered approach.

As an advisory vote, this proposal is non-binding and will not overrule any decision by the Board or require the Board to take any action. However, the Board and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for the named executive officers.

The Company’s Board recommends a vote FOR the Company’s executive compensation program as described in the Compensation Discussion and Analysis, the compensation tables and otherwise in this Proxy Statement.

III. EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

The Compensation Committee believes that the skill and dedication of executive officers and other management personnel are critical factors affecting the Company’s long-term success in meeting its objectives and fostering growth and profitability. In support of this, compensation programs have been designed to attract and retain a high level of talented leadership, reward performance in accordance with results, provide an incentive for future performance and align Company executives’ long-term interests with those of the shareholders.

The Compensation Discussion and Analysis (CD&A) describes, in detail, the Company’s executive compensation philosophy and programs provided to named executive officers as they are determined under SEC rules. For 2021, named executive officers, as determined and designated by the Company, included the following individuals:

Name	Title in Fiscal 2021
Eric H. Brunngraber (1)	Chairman, President and CEO
Martin H. Resch (1)	Executive Vice President and COO
P. Stephen Appelbaum (2)	Former Executive Vice President and CFO
Michael J. Normile (2)	Executive Vice President and CFO
James M. Cavellier	Executive Vice President, Chief Information Officer (CIO)
Dwight D. Erdbruegger	President, Cass Commercial Bank

1)	Mr. Brunngraber served as the Company’s President for fiscal 2021. On January 25, 2022, the Board appointed Martin Resch as President in addition to his current role as the Company’s Chief Operating Officer. Mr. Brunngraber continues to serve as the Company’s Chairman and Chief Executive Officer.
2)	Mr. Appelbaum served as the Company’s Executive Vice President and Chief Financial Officer until March 4, 2021, when he transitioned into an Executive Vice President role prior to his retirement from the Company on August 31, 2021. Effective as of March 4, 2021, the Board appointed Mr. Normile as the Company’s Executive Vice President and Chief Financial Officer.

The overall compensation program is designed to result in compensation that is commensurate with Company and individual performance. The Company believes that high levels of performance should yield compensation that is competitive externally and equitable internally. The Compensation Committee periodically assesses the Company’s compensation programs to confirm incentives are in place to retain key management talent, reward attainment of longer-term objectives, and assure these programs do not encourage risky behavior on the part of individuals or the executive management team.

In order to assure executive compensation is both competitive and appropriate, the Compensation Committee reviews executive compensation in its entirety before determining any adjustments to specific compensation components. In this process, the Compensation Committee primarily considers the value of cash and incentive equity compensation. Benefits, such as perquisites, and the calculated values of any retirement benefits provided under the Company’s defined benefit, defined contribution and supplemental retirement plans are also considered, though these elements are given less weight. Gains from prior equity incentive awards are also given less weight, as these were awards earned and granted based on prior performance.

The CEO is eligible to participate in all Company benefit programs, including those available to other executive officers, and receives no additional perquisites beyond those available to other executive officers except for a club membership allowance.

For fiscal 2021, the components of total direct compensation (TDC) for the named executive officers and their purposes were as follows:

Compensation Element	Fixed/ Variable	Key Features	Purpose
Base Salary	Fixed	Reviewed by Compensation Committee annually Varies with experience, duties and scope of responsibility	Provides a base level of fixed pay to attract and retain executives that is internally equitable and externally competitive
Profit-sharing Bonus	Variable

Paid two times a year, based on a pool of funds set at 22.5% of net income after taxes (NIAT), providing bonuses to all employees unless specifically excluded due to their employment class or failure to meet minimum performance expectations

CEO is eligible to receive from 3.5% to 5.5% of the total pool of funds available for distribution depending on the change in NIAT, not to exceed 70% of base salary

Other named executive officers receive amounts based on change in NIAT and individual performance not to exceed 60% of base salary of any officer

Provides annual incentive opportunity and rewards employees for overall Company and individual performance
Long-Term Incentive Equity Compensation	Fixed Variable

Granted annually with 3-year cliff vesting

CEO target = 125% base salary

Other named executive officer target = 40-70% base salary

40% time-based restricted stock/units

60% performance-based restricted stock

Encourages retention through a 3-year cliff vesting period

Supports achievement of Company's longer-term financial goals of sustained earnings per share (EPS) growth and target return on equity (ROE)

Aligns interests of executives with shareholders

The chart that follows shows the percentages of each component of TDC paid to the CEO and the average percentages of each of the TDC components paid to the other named executive officers for fiscal 2021:

Based on the market data provided by Pay Governance, an independent third-party compensation consultant, as part of the annual review of executive compensation, the Committee believes the composition of TDC is in alignment with companies of a similar size and in similar industries as Cass. Approximately 65% of the CEO’s TDC is in the form of performance-based profit-sharing, to emphasize the importance of annual profitability, and long-term incentive compensation (LTIC), to emphasize the importance of long-term strength, profitability and growth in the value of the Company’s common stock.

In its determination of the level, composition and administration of executive compensation, the Committee understands the importance of aligning executive compensation with the performance of the Company, the long-term interests of its shareholders and in promoting good corporate governance. It therefore employs the following best practices:

•	Pay for performance – The profit-sharing plan provides annual cash bonuses directly tied to earnings. The LTIC grants are comprised of 60% performance-based awards based on the achievement of preset EPS and ROE performance targets over a three-year performance period.
•	Caps on short and long-term bonuses – Short-term profit-sharing bonuses are capped at 70% of base salary for the CEO and 40-60% of base salary for the other named executive officers. The maximum amount of performance-based LTIC awards ultimately earned is capped at 150% of the target award, and no performance-based LTIC awards are earned if performance falls below the threshold achievement level.
•	“Clawback” policy – The Compensation Committee has the right to rescind, revoke or adjust any profit-sharing bonus or LTIC awards if there is a material restatement in financial results and the named executive officers received incentive compensation based on the erroneous data.
•	Stock ownership guidelines – The CEO must receive approval from the Lead Director of the Company’s Board of Directors before selling shares of the Company’s stock, and the other named executive officers must consult with the CEO and CFO, who further consult with the General Counsel, before selling shares of the Company’s common stock. Except for special circumstances, such as financial hardship, approval to sell would not be given if such sale would result in holdings of less than five times base salary in the case of the CEO and less than three times base salary in the case of the other named executive officers.
•	“Double trigger” of LTIC vesting due to change-in-control – LTIC grants will only result in accelerated vesting if a change-in-control results in termination of employment.
•	No long-term employment agreements – All executives are hired “at-will” and there are no long-term employment arrangements that provide for compensation beyond an employee’s termination date. The only payments beyond termination date are payments from one of the Company’s retirement plans and allowable vesting of LTIC awards upon certain conditions.
•	No dividends on unearned performance-based LTIC – There are no dividends paid or accrued on unearned performance-based awards until such time the awards are earned and settled.
•	No tax gross-ups – There are no automatic tax gross-ups on any form of compensation provided to the CEO or any other executive officer, with the exception of the tax gross-up on relocation expenses provided to the newly appointed Executive Vice President and COO in 2021.
•	Insider trading and other prohibitions - all named executive officers are expressly covered by the Company’s policies prohibiting insider trading, short selling, hedging and pledging transactions in Company stock. More detailed information about the Cass anti-hedging and anti-pledging policies are included in Prohibitions on Hedging and Pledging below.

In keeping in mind transparency and best practices for pay-for-performance and shareholder alignment in its executive compensation programs, the Committee has designed executive compensation to avoid rewarding executives for taking excessive and unnecessary risk, providing guaranteed compensation increases and employment terms, rewarding executives for underperformance, and paying dividends on unearned performance-based equity awards.

Committee Review of Executive Compensation

For the past several years the Committee has retained Pay Governance as part of its annual review of executive compensation. Pay Governance provides the Committee with external market data on the executive compensation of companies of a similar size and in similar industries as Cass. For the review of executive compensation for 2021, Pay Governance provided data that consisted of annual salary, short-term incentives, long-term incentives, and pay mix. Data was obtained from the following sources:

•	Size-adjusted data from the most recent executive compensation survey published by Mercer, focusing on:
o	General Industry, for the CEO, COO and CIO; and
o	Financial Services sector for the CFO and President, Cass Commercial Bank.
•	Compensation data, including the components of TDC, from similarly sized publicly traded companies in the Business Services and Banking industries.

It is the Company’s philosophy that performance, rather than benchmarking, drives executive compensation. Therefore, in reviewing external data, the Committee does not engage in benchmarking to establish compensation levels or make specific compensation decisions. The Committee feels that this is appropriate due to the Company’s unique structure, needs, differences in the size of surveyed companies, and the lack of sufficient appropriate matches to provide statistical relevance. Instead, the Committee reviews survey data only to gain a better understanding of general compensation practices. In establishing executive compensation, the Committee takes into account a number of other considerations, including individual and Company performance, experience, and scope of responsibilities of the executive officers, desire to retain key personnel and the Company’s objective to maintain internal compensation equity. Pay Governance’s overall conclusion confirmed the Committee’s belief that 2021 compensation levels were appropriate for the Company.

The Compensation Committee determines base salary and incentive compensation adjustments for the CEO and other executive officers, subject to Board approval.  In evaluating compensation adjustments for the executive officers other than the CEO, the Compensation Committee gives consideration to the CEO’s recommendations concerning each executive’s performance and related salary and incentive stock levels. Cash bonuses for the CEO and executive officers are allocated in accordance with the Company’s Board-approved profit-sharing program, as further described in Profit-sharing Bonus below.

Finally, in arriving at its decisions on executive compensation for fiscal 2021, the Compensation Committee took into account the shareholder advisory vote approving executive compensation at the 2021 Annual Meeting of Shareholders and continued to apply the same overall principles in determining the amounts and types of executive compensation.

The Committee has determined that the consultants and advisers retained or consulted by the Committee are well qualified, independent and raise no conflict of interest concerns. Pay Governance does not provide any services to the Company other than those services for which it was retained by the Committee.

Executive Summary of Results

The Company posted revenue of $154.1 million in fiscal 2021, up 6.3% from the prior year, primarily due to an increase in transportation dollar volumes processed. Net income stood at $28.6 million, and diluted EPS was $2.00 per share, increases of 13.6% and 15.6% from the prior year, respectively.

The Company continues to operate profitably, posting a 1.2% return on average assets and 11.3% return on average equity. Profitability was achieved despite the negative impact of the continued low interest rate environment and corresponding negative impact on the net interest margin which declined to 2.31% in 2021 from 2.82% in the prior year. The Company’s common equity Tier 1 capital ratio was 14.1% at December 31, 2021, significantly exceeding regulatory requirements and in excess of the median of peer bank holding companies.

The Company’s solid capital and liquidity positions, combined with ongoing earnings, are expected to continue to allow for investment in strategic opportunities when they become available, in addition to return of capital to shareholders. The Company delivered more than $46 million in dividend payments and share repurchases during 2021. The Company continues to invest in the technology, processes, and people required to support its multi-national customer base.

Impact of COVID-19 on Compensation

The Company’s net income, EPS, and ROE were negatively impacted in 2020 by the COVID-19 global pandemic. The Board considered this impact and elected not to change the performance targets for any outstanding awards of performance-based shares.

The Company’s net income, EPS and ROE rebounded in 2021 as the impact of the COVID-19 global pandemic subsided, however, results were still negatively impacted by the historically low interest rates attributable, in part, to financial policies implemented in response to COVID-19.

Lower levels of net income and EPS in both 2020 and 2021 as compared to 2019 resulted in the named executive officers earning LTIC awards below target levels for the three-year performance period ending on December 31, 2021.

Elements of Compensation

The key elements of the Company’s executive compensation program include base salary, annual cash bonus awards distributed pursuant to the Company’s profit-sharing program, and LTIC equity awards. A description of these elements and the Company’s benefit plans and perquisites is included below.

Base Salary

Salaries are established for executive officers by balancing both internal and external factors. Internal equity is determined through comparison with other executives within the Company, taking into account the scope of responsibilities, performance, skills, and experience. Similarly, the Committee considers external data to validate competitiveness and reasonableness in the marketplace. Considerable weight is given to performance of the individual and his or her associated operating unit, taking into account factors such as revenue growth, cost efficiencies, technological advancements, and leadership. Specific individualized targets and quantitative performance measurements are not utilized. Base salaries are designed to attract and retain high levels of expertise and talent. The Compensation Committee reviews salaries of the CEO and other executive officers at the beginning of each fiscal year. The Compensation Committee determines any adjustments to the CEO’s salary and gives consideration to the CEO’s recommendation regarding adjustment to executive officer salaries, based on the criteria referenced above.

The Committee believes that base salary increases for 2021 were reflective of the 2020 performance of individuals and individual operating units and competitive forces projected by the external market. Increases in base salary levels, effective April 2021, for the named executive officers were as follows:

Name	Salary Increase
Eric H. Brunngraber	6.3%
P. Stephen Appelbaum	2.9%
James M. Cavellier	4.9%
Dwight D. Erdbruegger	5.0%

Mr. Resch was appointed as Executive Vice President and Chief Operating Officer on November 9, 2020 at a base salary of $400,000. Mr. Resch did not receive an increase in base salary during 2021. Mr. Normile joined the Company as Senior Vice President of Corporate Finance on January 4, 2021 at a base salary of $275,000. Mr. Normile was appointed as Executive Vice President and Chief Financial Officer on March 4, 2021 and received an increase in base salary to $300,000.

Profit-sharing Bonus

The Company is unique in having a company-wide, cash-based profit-sharing program which has been in existence since 1968. These cash bonuses are paid to all eligible employees of the Company and its subsidiaries, according to the profit-sharing program approved by the Board, pursuant to the Company’s Omnibus Plan. The purpose of this program is to facilitate the Company’s continued growth and success by providing rewards that are commensurate with achievement, thereby creating an incentive for superior performance and improved results for shareholders. The profit-sharing program is funded and paid semi-annually based on a target of 22.5% of the Company’s profits after taxes. As such, all cash bonuses paid by the Company are capped and are available only when, and to the extent that, the Company is profitable overall.

Total profit-sharing funds are divided into pools to be distributed among various employee groups, including the CEO, executives, exempt and non-exempt staff.

The CEO is eligible to receive a percentage ranging from 3.5% to 5.5% of the total profit-sharing funds available, with the actual amount paid, based on a percentage change in NIAT from the prior year of -20% to +20% or greater, respectively, subject to a maximum allowable distribution to the CEO of 70% of his base salary. The Compensation Committee believes this formula aligns compensation received by the CEO and Company performance by providing a higher payout for increased profits, based on both an increase in the total profit-sharing pool and an increase in the percentage of the pool received by the CEO, and a lower payout for decreased profits, based on both a decrease in the total profit-sharing pool and a decrease in the percentage of the pool received by the CEO. The Committee believes that the allocation of profit-sharing funds to the CEO maintains internal equity and results in a competitive pay package.

The executive officer profit-sharing pool ranges from 10% to 14% of the total profit-sharing funds available for distribution based on a change in NIAT of -20% to +20% from the prior year. While the size of the executive officer profit-sharing pool is dependent on the overall size of the pool and change in NIAT, the individual distributions have historically been, and for fiscal 2021 were, based on a subjective assessment of each executive’s performance, taking into consideration factors such as performance of each individual and each executive’s associated operating unit. When conducting his evaluation of an executive’s performance, the CEO considers factors such as revenue growth, cost efficiencies and technological advancements within the executive’s operating unit, and leadership skills and other accomplishments during the fiscal year. Consideration is also given to profit-sharing payments that an individual has received in the past as well as those received by other named executive officers, in order to help achieve internal compensation equity.

The percentages of the total profit-sharing pool available to the CEO and other named executive officers have been set to result in payments that generally correlate to targeted salary percentages for the CEO and other named executive officers. The target percentage of base salary to be received by the CEO at target change in NIAT was 45% and could range from 0% to a maximum of 70%. The target percentage of salary at target change in NIAT for the other executive officers was 40%, with a range of 0% to a maximum of 45% in the case of Mr. Cavellier; 0% to a maximum of 50%

for Messrs. Appelbaum, Normile and Erdbruegger; and 0% to a maximum of 60% for Mr. Resch. The targeted percentage salary ranges for the CEO and other named executive officers have, for the most part, been in place since the Company’s profit-sharing program was established. These ranges were established based on the following factors: (i) the goal to maintain internal equity that reflects the responsibilities of the position relative to other positions within the Company; (ii) the objective to provide incentive compensation that is adequate to attract and retain talent, validated through the Company’s recruitment efforts and periodic review of general marketplace survey data; and (iii) the desire to minimize overly risky compensation practices in line with the Company’s conservative risk profile.

The target salary percentage payouts and the distributions made to the CEO and other named executive officers are regularly reviewed by the Compensation Committee in accordance with the factors noted above. The Compensation Committee has determined that fiscal 2021 profit-sharing payments resulting from the methodology described above fall in line with the Company’s compensation philosophies and objectives and reflect the Company’s emphasis on performance-based compensation.

Fiscal 2021 bonuses were paid in August 2021 and February 2022, respectively. The increase in NIAT for 2021 compared to 2020 was 13.6%, resulting in the CEO receiving a distribution of 5.2% of the profit-sharing pool for the year, with the payment made in August 2021 based on the funds available through June 30, 2021 and the balance paid in February 2022 based on the funds available for the year ended December 31, 2021. The total profit-sharing pool for the year ended December 31, 2021 was $6,436,000 and resulted in the CEO receiving a total 2021 profit-sharing payment of $333,400, or 44.3% of his 2021 base salary.

The total amount of the executive officer profit-sharing pool was also based on a 13.6% increase in NIAT for the year ended December 31, 2021 over the year ended December 31, 2020 and equaled 8.5% of the total profit-sharing pool. A payment was made in August 2021 based on the results through June 30, 2021, with the balance paid in February 2022 based on the results for the year ended December 31, 2021. As noted above, the amount of the executive officer profit-sharing pool allocated to individual executive officers, other than the CEO, primarily results from the change in NIAT. In addition, individual distributions were ultimately based on a performance evaluation, conducted by the CEO, considering internal equity among the executive officers and other individual performance factors, including:

•	Michael J. Normile and P. Stephen Appelbaum: overall stewardship of corporate financial processes, reporting, and controls.

•	Martin H. Resch: leadership and growth of the Company’s Transportation Information Services and Expense Management business units.

•	Dwight D. Erdbruegger: ongoing growth of the Company's banking subsidiary while maintaining excellent credit quality.

•	James M. Cavellier: leadership and ongoing development of the Company’s technology vision and strategic plan to ensure effective, efficient and secure systems and technologies.

Profit-sharing awards for 2021 represented an average of 39% of base pay for the named executive officers, other than the CEO, who were employed by the Company for the entirety of 2021.

Long-Term Incentive Compensation

LTIC is awarded to various members of the Company's management team, including all named executive officers, in accordance with the Company’s Omnibus Plan. The objectives of the Omnibus Plan are to provide an incentive which aligns executive officers’ interests with those of shareholders, assist in recruiting, encourage retention, and reward executive officers for the Company’s success.

LTIC grants are based on a three-year prospective performance period. The LTIC reflects time-based restricted stock that cliff vests in three years and performance-based restricted stock that is not earned for three years following the grant date, depending on the Company’s achievement of EPS and ROE performance targets for the prospective three-

year performance period. The performance-based portion of the LTIC may not be earned at all should threshold performance targets not be met.

LTIC awards consist of 40% time-based restricted stock or restricted stock units (RSUs) and 60% performance-based restricted stock. The Committee believes that time-based awards reinforce the Company’s long-term objectives, serve as a retention incentive and reward the appreciation of the Company’s common stock price. The Committee believes that performance-based restricted shares incentivize the named executive officers to meet or exceed the Company’s long-term ROE and EPS targets. The LTIC program contains a retirement provision, which allows participants age 65 or older, with at least five years of service, to continue to vest in previously awarded grants after retirement. Due to this provision, and to delay the early taxation of the time-based restricted stock, the Company allows participants who are age 62 or older, with five or more years of service, to elect to receive RSUs in lieu of the time-based restricted stock.

The time-based awards cliff vest three years from the date of grant, and the performance-based awards cliff vest three years from the grant date with the amount earned, if any, based on EPS and ROE achievements over a three-year performance period to reinforce a longer-term commitment to sustained growth and profitability. The ultimate number of performance-based shares earned will range from 0% to 150% of the target award based on the Company’s achievement of EPS and ROE performance goals.

The value of target LTIC awards is set at 125% of base salary for the CEO and 70% of base salary for the other named executive officers. In conjunction with Mr. Resch’s promotion to President in January 2022, the value of target LTIC awards was increased to 100%. The target values are based, in part, on market data provided by Pay Governance and also considered historical grant levels, overall TDC targets and the Company’s desire to incentivize performance. The number of shares granted to an executive officer is determined by dividing the officer’s target LTIC award dollar value by the fair market value of the Company’s common stock using the closing stock price as reported on the Nasdaq on the grant date.

The Committee selected growth of EPS and average ROE as the basis for awarding performance-based restricted stock because these are two key measurements used by the Company to measure the long-term growth and strength of the Company. The target levels of performance for each measurement were established based on the on-going performance level that is expected by the Board, with the threshold representing the minimum acceptable level to earn any additional compensation and the maximum as the level of performance that would be considered an exceptional achievement. These pre-established targets are scheduled for a comprehensive review at least every three years and may be reviewed and adjusted earlier if current business conditions dictate a review is needed.

The performance goals for the 2021 grants are as follows and will be earned if the goals are met at the end of the three-year performance period ending on December 31, 2023:

	Percent of Target Earned
	50%	100%	150%
Factor	Threshold	Target	Maximum
EPS annual growth	0%	8%	16%
Average ROE	7%	11%	15%

The EPS growth goal, as shown in the table above, represents a compounding annual growth rate over a base year EPS, which is the year preceding the beginning of the three-year performance period. The EPS performance goals established for each three-year performance period will be presented as a dollar value based on these EPS growth percentages. The ROE goal presented in the table above will be based on the average ROE over the three-year performance period.

To provide an equal balance between profitability and growth, each factor will be weighted 50% to determine the total percentage of performance-based restricted stock earned. For each factor, target performance would result in 100% being earned related to that factor, performance at threshold would result in 50% being earned and maximum or higher performance would result in 150% being earned. Any performance below threshold would result in 0% earned related to that performance factor. Vesting percentages for performance that falls between threshold and target or target and maximum will be prorated between the respective vesting percentages. The percentage earned for each factor will then be multiplied by the 50% weighting and added together to determine the total percentage earned. The number of shares ultimately earned will then be determined by multiplying the number of shares granted at the beginning of the performance period by the total percentage earned, rounded to the nearest whole share.

Achievement of performance goals for performance-based restricted stock shall be determined based on generally accepted accounting principles and may be adjusted for extraordinary items as determined by the Company’s Board. Extraordinary items shall mean unusual and/or non-recurring items, including but not limited to: restructuring or restructuring-related charges, gains or losses attributable to the disposition of a business or major asset, resolution and/or settlement of litigation and other legal proceedings or any other such income or expense related item that the Board has determined to be of an unusual or extraordinary nature and not under the reasonable control of the Company’s management.

The terms of the LTIC awards are set forth in a restricted stock or RSU award agreement entered into with each executive officer at the time of grant. Time-based restricted stock carries voting and dividend rights and cliff vests on the three-year anniversary of the grant date. Time-based RSUs are settled in shares of common stock on the three-year anniversary of the grant date, have no voting rights, and dividends accumulate over the restriction period and will be paid upon vesting. In the event of disability or death of the named executive officer, time-based restricted stock and RSU awards vest immediately and performance-based restricted stock awards vest under the original terms of the agreement. In the event of a change in control, and subsequent termination of service of the named executive officer, all restricted stock awards vest immediately with performance-based restricted stock awards vesting at the target performance level. LTIC awards are not re-priced, in accordance with the Company’s long-standing practice.

The Company does not allow the grant of awards to be timed with the release of material non-public information such that it would have an effect on the exercise price that would benefit the executive. The dollar value of LTIC awards granted to named executive officers and other eligible participants in 2021 was approved by independent Board members. Generally, this occurs at the January Board meeting and the grant date is the date the annual financial results are released to the public.

Grants of LTIC Awards in 2021

The 2021 awards were granted on January 28, 2021 and were valued using the closing stock price as reported on the Nasdaq on the grant date of $40.74. The number of target shares or units granted to each named executive officer is as follows:

Name	Time-Based Restricted Shares or Units	Performance-Based Restricted Shares
Eric H. Brunngraber	9,389	14,083
Martin H. Resch	2,749	4,124
P. Stephen Appelbaum	2,199	3,299
Michael J. Normile	1,890	2,835
James M. Cavellier	1,997	2,995
Dwight D. Erdbruegger	2,079	3,119

The following performance targets were established for the three-year performance period from January 1, 2021 to December 31, 2023:

Factor	Threshold	Target	Maximum
Cumulative EPS	$5.19	$6.07	$7.04
Average ROE	7%	11%	15%

Outstanding Equity Awards at Fiscal Year-End

LTIC grants are open with respect to the 2020-2022 and 2021-2023 performance periods. Grants for named executive officers are reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table in the year of grant. The performance-based restricted share grants relating to the 2020-2022 and 2021-2023 performance periods vest 50% based on cumulative EPS goals and 50% based on average ROE goals. For each performance-based goal, achieving threshold performance pays at 50% of target value and achieving maximum performance pays at 150% of target value. For performance below threshold level of any goal, there is no payment with respect to that goal. Payout for performance falling between the threshold, target and maximum levels is determined using straight-line interpolation. The open grants to named executive officers under these LTIC grants will be paid in the form of immediately vested shares of common stock.

Stock Vested in 2021

LTIC awards granted on February 1, 2018 vested on January 29, 2021, following the end of the three-year performance period on December 31, 2020. Actual results for EPS and ROE are as follows for the years ended December 31, 2018, 2019, and 2020, respectively, that determine the vesting percentage of the performance-based restricted shares.

Performance Measurement	2018 Actual	2019 Actual	2020 Actual
EPS	$2.03	$2.07	$1.73
ROE	13.55%	12.86%	10.23%

Actual cumulative EPS and average ROE for these periods compared to the levels set in 2018 at threshold, target, and maximum performance, along with the achievement percentage for these metrics are as follows:

	Actual	Threshold	Target	Maximum	Achievement
Cumulative EPS	$5.83	$5.40	$6.31	$7.32	73.6%
Average ROE	12.21%	7%	11%	15%	115.2%
Total achievement					94.4%

As the cumulative EPS and average ROE metrics are each weighted at 50%, the total achievement for the 2018 LTIC awards resulted in a percentage of 94.4% of the target awards.

The number of shares that vested on January 31, 2021 for each named executive officer, adjusted for stock dividends during the performance period, are as follows:

	Vested Time- Based Restricted Shares	Performance-Based Restricted Shares
Name		Target Granted	Vested at 94.4%
Eric H. Brunngraber	6,318	9,477	8,946
P. Stephen Appelbaum	1,622	2,433	2,297
James M. Cavellier	1,438	2,157	2,036
Dwight D. Erdbruegger	1,032	1,549	1,462

Messrs. Resch and Normile joined the company in 2020 and 2021, respectively, and are therefore excluded from the table above as they were not employed at the time the shares were granted. For each of the named executive officers included in the table above, all time-based awards were made in the form of restricted stock.

Clawback Policy

The Company maintains a clawback policy that allows the Compensation Committee to rescind, revoke, adjust, or otherwise modify any awards granted under the Omnibus Plan that would have been lesser if calculated based on the restated results. The rescission, revocation, adjustment or modification of awards is at the sole discretion of the Compensation Committee and will be made consistently for all recipients in the plan for the restatement year, whether or not the recipient participated in conduct which led to the restatement.

Restrictions on Hedging

The Company’s restrictions on hedging common stock of the Company is incorporated within the Insider Trading Policy, which restricts directors, executive officers and other senior level employees who have access to material nonpublic information from engaging in short-term transactions involving the Company’s common stock. This includes short sales, purchasing on margin, or engaging in any transactions to hedge or offset any decrease in the market value of the Company’s common stock at any time.  In addition, pursuant to the Company’s stock ownership guidelines, no executive officer may sell shares of the Company’s common stock without prior approval of the CEO and CFO, and in the case of sales of shares by the CEO the approval of the Lead Director of the Company’s Board of Directors is required.

Defined Benefit Retirement Plans

Retirement Plan for Employees of Cass Information Systems, Inc.

The Company provides a noncontributory defined benefit retirement plan to eligible employees, including named executive officers, under the Retirement Plan for Employees of Cass Information Systems, Inc. Effective December 31, 2016 this plan was closed to all new participants, including any named executive officers hired following that date. Effective February 28, 2021, the Company froze all future benefit accruals associated with this plan.

Upon retirement, participants in this tax qualified defined benefit plan will begin to receive monthly payments equal to 1/12 of the sum of: (i) 0.9% of final average earnings multiplied by the number of years of service, plus (ii) 0.5% of final average earnings in excess of covered compensation multiplied by years of service.

Final average earnings are defined as the average annual total compensation for the five consecutive years of highest earnings during the last 10 years of employment prior to the Company freezing the plan. Covered compensation is defined as the average of the maximum social security taxable wage bases in effect for each calendar year during the 35-year period, ending with the year in which retirement age is attained under the Social Security Act. Earnings covered by the plan equal W-2 earnings, excluding stock-based compensation and other excludable fringe benefits and including any amounts deferred under the Company’s 401(k) plan and Section 125 plan, up to the maximum IRS limit of $290,000 in 2021. Service for benefit accrual purposes is the period beginning on the date of participation in the plan and ending on the severance date.

Normal retirement age under the plan is 65 with five years of vesting service. Early retirement eligibility is age 55 with five years of vesting service. Benefits for early retirement under the defined benefit pension plan would be calculated under the formula described above based on final average earnings and years of service as of the date of retirement, reduced by (i) 5/9 of 1% for each month by which the early retirement date or the first day of the month coinciding with or next following the 60th birthday, whichever is later, precedes the normal retirement date, and (ii) 5/18 of 1% for each month, if any, by which the early retirement date precedes the first day of the month coinciding with or next following the 60th birthday. Postponed retirement benefits are an amount equal to the greater of (i) the normal retirement benefit determined in accordance with the above formula using service and final average earnings through the postponed retirement date, or (ii) the actuarial equivalent of the normal retirement benefit on the postponed retirement date. The normal form of benefit is a straight-life annuity with 120 months guaranteed.

401(k) Defined Contribution Plan

The Company provides retirement benefits to eligible employees, including named executive officers, under the Cass Information Systems, Inc. 401(k) Plan. Eligible employees may enter the plan at the first of the month following one month of service. Employees may voluntarily defer the maximum level allowed by the Internal Revenue Service (IRS), which was $19,500 for 2021, plus an additional $6,500 catch-up contribution for employees age 50 or older.

For all employees that are eligible to participate in the Cass Information Systems, Inc. 401(k) Plan but are not eligible to participate in the Company’s defined benefit retirement plan (generally starting employment at the Company subsequent to December 31, 2016), as described above, the Company provides a 3% contribution to the employee’s 401(k) and matches 50% of the first 6% of employee contributions, subject to IRS limitations. All employee contributions vest immediately. Company contributions vest for each employee on the employee’s third anniversary of employment with the Company.

Prior to March 2021, for employees that participated in the Company’s defined benefit retirement plan, as described below, the Company matched 50% of the first 3% of employee contributions, subject to IRS limitations. Upon freezing future benefit accruals under the Company’s defined benefit retirement plan, all employees eligible for the 401(k) Plan received the same 3% contribution and 50% of the first 6% of employee contributions match discussed above for employees not eligible to participate in the Company’s defined benefit pension plan. These longer-term employees will also receive an additional 3% contribution until a target date of December 31, 2023.

Supplementary Executive Retirement Program

The Company’s benefits program also provides for the Cass Information Systems, Inc. Supplemental Executive Retirement Plan (the SERP). The SERP was designed to restore retirement benefits to key executives whose benefits are limited by the IRS under the Company’s qualified plans. Effective December 31, 2016, the SERP was closed to all new participants. During 2021, service cost associated with the SERP was $147,000. There will be no service cost associated with the SERP in 2022.

Upon retirement, participants in the SERP will receive monthly payments equal to 1/12 of 70% of the final average earnings, reduced proportionately for length of service less than 25 years. Such amount is further reduced by the participant’s: (i) qualified retirement plan benefit; (ii) primary social security benefit; and (iii) 401(k) hypothetical annuity.

Final average earnings, normal and early retirement age, years of service, and normal form of payment are the same as under the Retirement Plan for Employees of Cass Information Systems, Inc., as described above.

Early retirement benefits under the SERP are calculated to be an annual amount equal to 70% of the final average earnings multiplied by the number of full years of service divided by 25% (not to exceed 100%), less the sum of the defined pension plan benefit, primary social security benefit, and 401(k) hypothetical annuity, reduced by 1/180 for each of the first 60 calendar months and 1/360 for each of the next 60 calendar months by which commencement of benefits precedes normal retirement date. Benefits are not increased if payment of benefits commences after the normal retirement date.

Employees are generally not eligible for benefits under the SERP if they leave the Company prior to reaching age 55, and they receive a significant increase in benefits if they remain with the Company until age 65; therefore, the Compensation Committee believes the SERP is an effective executive retention tool.

Perquisites and Other Benefits

The Company provides certain executive officers with perquisites that the Compensation Committee believes are reasonable and competitive based on the Compensation Committee’s knowledge of other companies with which the Company competes for talent. For executive officers that joined the company prior to 2018, these perquisites include an automobile allowance and for the CEO a club membership allowance. Historically, the Company has not benchmarked or set targets for this compensation component. The perquisites’ value to the executive, as well as the incremental cost to the Company, is considered when establishing compensation levels; however, the value of this component of compensation is modest and has not been given significant weight by the Compensation Committee when establishing overall levels of executive compensation. Executive officers are eligible to receive the same health, vision, dental, disability, and life insurance benefits as are available to all other full-time employees of the Company and its subsidiaries.

Post-Employment Payments

Named executive officers do not have employment agreements, nor are there any provisions for payments following or in connection with any termination or change-in-control, other than for provisions that allow for SERP benefits, stock appreciation rights (SARs), and restricted stock or RSU awards to vest and/or become fully exercisable upon a change in control and subsequent termination of service, the continuation of vesting of LTIC awards allowed after retirement for those participants with five or more years of service or in some circumstances, upon disability, in accordance with their respective plans. The equity compensation termination benefits provided to the named executive officers upon retirement do not discriminate in scope, terms or operation in favor of executive officers compared to the benefits offered to all other plan participants.

The value of the SARs, restricted stock or RSU awards that would continue to vest or be exercisable, in the case of SARs, are reflected in the table Outstanding Equity Awards at Fiscal Year-End provided later in this Proxy Statement. These amounts, together with the retirement plan and SERP benefits disclosed in the Pension Benefits table of this Proxy Statement, represent the value of payments a named executive officer would have received due to retirement, resignation, death or disability, or following a change in control (i) if their employment would have terminated on the last day of the fiscal 2021 in the case of each named executive officer other than Mr. Appelbaum and (ii) on August 31, 2021 in the case of Mr. Appelbaum, which represents his actual retirement date. Messrs. Resch, Normile, Cavellier and Erdbruegger are not yet eligible for the vesting of LTIC awards after retirement, as they have not met the five-year service requirement.

Federal Income Tax Deductibility Limitations

While the Compensation Committee takes into consideration the tax consequences to employees and the Company when considering types of awards and other compensation granted to executives and directors, the accounting and tax treatment of compensation generally has not been a factor in determining the amount of compensation for the named executive officers. The Compensation Committee’s primary objective is to provide compensation programs to attract and retain a high level of talented leadership, reward performance in accordance with results, provide an incentive for future performance and align Company executives’ long-term interests with those of the shareholders and therefore designs programs to achieve those objectives, even if such compensation is potentially not deductible to the Company for tax purposes.

CEO Pay Ratio

The Compensation Committee believes executive pay must be both internally equitable and externally competitive to attract and retain the talent necessary to produce exceptional financial results and value for shareholders. Cass is committed to internal pay equity and periodically reviews pay data to ensure it is both internally equitable and in line with similar positions in the external market. Due to the Company’s nature of business, a large portion of the employee population is clerical and administrative with over 20% of employees holding part-time positions and working less than 30 hours per week.

In calculating the CEO pay ratio, pursuant to Item 402(u) of Regulation S-K, companies are required to disclose the ratio of the CEO’s compensation to that of the median employee. The Company used the following methodology to identify the Company’s median employee for 2021:

•	Compensation data was compiled as of the last pay period in November 2020 and reflects all cash compensation paid for the period ended November 30, 2020, including payments pursuant to the Company’s profit-sharing program.
•	The compensation data represents all U.S. employees paid for the period ended November 30, 2020. This data excludes non-U.S. employees, as these employees make up less than 5% of the Company’s total employee count.

•	For employees hired during the year, compensation was annualized as of November 30, 2020 by taking total regular pay and overtime pay divided by the number of days actually worked during the period, multiplying this amount by the 241 days paid through November 30, 2020 and adding additional compensation not related to hours worked, such as any cash bonuses or other cash or like-cash awards paid during the year.
•	No adjustments were made to part-time employees’ total compensation except annualizing pay for part-time employees hired during the year, as explained above.
•	The total cash compensation by employee was then ranked from highest to lowest for all 1,063 employees, excluding the CEO. The median employee was determined to be the employee that ranked number 532 in order from lowest to highest in total cash compensation paid in 2020 for the period ended November 30, 2020.
•	The total annual compensation of the median employee was calculated in the same manner as that of the CEO for disclosure in the Summary Compensation Table of this Proxy Statement.

The SEC permits the Company to identify its median employee once every three years provided that it reasonably believes there has been no change in its employee population or compensation arrangements that would significantly affect the pay ratio disclosure. There have been no changes in the Company’s employee population, employee compensation arrangements or the median employee’s circumstances that the Company reasonably believes would result in a significant change in the pay ratio disclosure. As such, the median employee remains the same as for fiscal 2020.

The Company provides the following with respect to the pay ratio for fiscal 2021:

•	The median of annual total compensation of all employees of Cass other than Mr. Brunngraber, the CEO, was $50,550;
•	The annual total compensation of Mr. Brunngraber was $2,360,535 (see the Summary Compensation Table); and
•	Based on this information, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all Company employees is 46.7:1.

Elements of compensation provided to the CEO that are not included in compensation paid to the median employee include:

•	LTIC awards – included at grant date value and not earned until 2024, if at all, and 60% of which will be based on the achievement of performance goals.
•	Change in the value of SERP – the retirement plan available to executives that qualify, the ultimate value of which will not be paid or determined until after retirement. The amount included in compensation represents a point in time, present value measurement, from the last day of the current year from the last day of the prior year and is highly dependent on the discount rate, the value of which can fluctuate significantly from year to year. For 2021, this change represented $275,240 or 11% of the total compensation reported for the CEO in the Summary Compensation Table and had a significant impact on the pay ratio.
•	Automobile and country club allowances – only available to certain key executives of the Company hired before 2018.

Post-Fiscal Year Compensation Actions

Executive Compensation Comparative Data

In 2021, the Compensation Committee performed a review of executive compensation. As part of the review process, the Compensation Committee retained Pay Governance to provide comparative data on cash and total executive compensation. Data reviewed was from (i) the Financial Services sector, including the Banking industry, and (ii) the Services Sector, including the Business Services industry. Consistent with prior years and the Company’s intent not to engage in benchmarking, the Compensation Committee did not rely solely on comparative data, but did consider such elements when exercising its own judgment in determining 2022 compensation.

Base Salary

Base salary increases for 2022 were approved in January 2022 based on the factors discussed herein, including overall performance of individuals, individual operating units, corporate earnings, and overall corporate growth over the past several years. Such base salary increases were approved as follows:

Name	Salary Increase
Eric H. Brunngraber	6.5%
Martin H. Resch	20.0%
Michael J. Normile	6.7%
James M. Cavellier	5.0%
Dwight D. Erdbruegger	5.0%

Mr. Resch’s salary increase reflects his promotion from Executive Vice President to President on January 25, 2022.

Long-Term Incentive Compensation

The LTIC awards made in January 2022 were made pursuant to the Omnibus Plan and were comprised of 40% time-based restricted shares or RSUs and 60% performance-based restricted shares. Both the time-based restricted shares or RSUs and the performance-based restricted shares are scheduled to cliff vest three years from the grant date, subject to the terms and conditions of the awards. The number of performance-based restricted shares vesting will vary in an amount from 0% to 150% of the amount awarded based on the achievement of pre-established ROE and EPS performance goals over the three-year performance period from January 1, 2022 to December 31, 2024. The awards were granted on January 27, 2022 and were valued using the closing stock price as reported on the Nasdaq on the grant date of $39.58.

The target awards granted on January 27, 2022 to each named executive officer are detailed below.

Name	Time-Based Restricted Shares	Time- Based RSUs	Performance- Based Restricted Shares
Eric H. Brunngraber		10,296	15,443
Martin H. Resch	4,851		7,276
Michael J. Normile	2,264		3,396
James M. Cavellier	2,158		3,236
Dwight D. Erdbruegger		2,246	3,369

The LTIC awards granted on January 31, 2019 cliff-vested on January 28, 2022 after the three-year restriction period elapsed. Actual results for EPS and ROE are as follows for the years ended December 31, 2019, 2020, and 2021, respectively, that determine the vesting percentage of the performance-based restricted shares.

Performance Measurement	2019 Actual	2020 Actual	2021 Actual
EPS	$2.07	$1.73	$2.00
ROE	12.86%	10.23%	11.29%

Actual cumulative EPS and average ROE for these periods compared to the levels set in 2019 at threshold, target, and maximum performance, along with the achievement percentage for these metrics are as follows:

	Actual	Threshold	Target	Maximum	Achievement
Cumulative EPS	$5.80	$6.09	$7.12	$8.25	0.0%
Average ROE	11.46%	7%	11%	15%	105.8%
Total achievement					52.9%

As the cumulative EPS and average ROE metrics are each weighted at 50%, the total achievement for the 2019 LTIC awards resulted in a percentage of 52.9% of the target awards. The number of shares that vested on January 28, 2022 for each named executive officer are as follows:

	Vested Time- Based Restricted Shares	Performance-Based Restricted Shares
Name		Target Granted	Vested at 52.9%
Eric H. Brunngraber	6,519	9,778	5,173
P. Stephen Appelbaum	1,660	2,490	1,317
Jim M. Cavellier	1,426	2,139	1,132
Dwight D. Erdbruegger	1,540	2,310	1,222

Messrs. Resch and Normile joined the company in 2020 and 2021, respectively, and are therefore excluded from the table above as they were not employed at the time the shares were granted. For each of the named executive officers included in the table above, all time-based awards were made in the form of restricted stock.

Compensation Committee Report

In the performance of its oversight function for the year ended December 31, 2021, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

James J. Lindemann, Chairman
Joseph D. Rupp
Franklin D. Wicks, Jr.

Executive Officers

Following are the names, ages and positions held by the Company’s current executive officers followed by information on compensation received or earned by the Company’s named executive officers during the periods presented.

Eric H. Brunngraber, 65, Chairman and CEO of the Company. Additional information on Mr. Brunngraber can be found in the section Election of Directors contained herein.

Michael J. Normile, 46, Executive Vice President and CFO. Mr. Normile, CPA, joined the Company in January 2021 as Senior Vice President of Corporate Finance and was named CFO on March 4, 2021. Prior to joining Cass, he worked for FB Corporation/First Bank for 13 years serving as the Controller starting in 2007 and the CFO since 2015. Prior to FB Corporation/First Bank, he spent 9 years working for KPMG, LLP and was a Senior Manager in the financial services audit practice.

Gary B. Langfitt, 66, President, Expense Management Services. Mr. Langfitt joined the Company in 1999 as Vice President, Sales and Marketing, Utility Information Services and subsequently served as COO, Utility Information Services from 2003 to 2011 when he was appointed to his current position.

Dwight D. Erdbruegger, 63, President, Cass Commercial Bank. Mr. Erdbruegger joined the company in this role in 2018, after a 31-year career in commercial banking, the last 15 years spent with Commerce Bank. Most recently he was chairman of CBIEF, the equipment finance subsidiary of Commerce Bank. He was also chief administrative officer for Commerce Bank East Group, with offices in Missouri, Indiana, Michigan, Ohio and Tennessee.

Mark A. Campbell, 59, President, Transportation Information Services. Mr. Campbell has been with the Company since 1988 and held various positions including serving as Senior Vice President, Sales and Marketing, Transportation Information Services from 2003 to 2010, Senior Vice President, Transportation Information Services from 2010 to September 2014 and Executive Vice President, Transportation Information Services from 2014 to 2015 when he was appointed to his current position.

James M. Cavellier, 54, Executive Vice President and CIO. Mr. Cavellier joined the Company in this role in February 2018. Prior to joining the Company, he worked for Comerica Bank since 2001 holding various technology leadership positions ranging from strategic technology planning to operational responsibility for all technology across the U.S. Most recently, Mr. Cavellier was a domain chief information officer for payment and wealth management technologies. Prior to Comerica Bank, Mr. Cavellier held technology leadership positions with The Auto Club Group, Ernst & Young, LLP, and Electronic Data Systems.

Martin H. Resch, 56, President and COO. Mr. Resch joined the Company as Executive Vice President and COO in November 2020 and in January 2022, was appointed to serve as President of the Company in addition to his role as COO. Prior to Cass, Mr. Resch, spent 15 years at Bank of the West, BNP Paribus where he was most recently executive vice president. Other roles included corporate treasurer and the leader of a B2B FinTech incubator. He also previously engaged in multiple entrepreneurial initiatives related to FinTech and financial markets.

Matthew S. Schuckman, 48, Executive Vice President, General Counsel, and Corporate Secretary. Mr. Schuckman joined the company in this role in August 2020, after a 20-year career as a commercial and transactional attorney with the St. Louis office of Armstrong Teasdale LLP.

Summary Compensation Table

The following table includes the annual and long-term compensation for all services rendered in all capacities to the Company of the named executive officers for each respective fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value ($)(3)	All Other Compensation ($)(4)	Total ($)
Eric H. Brunngraber Chairman and CEO	2021 2020 2019	751,897 694,406 663,218	- - -	956,249 899,973 800,020	333,400 206,200 309,400	277,533 1,564,221 1,551,882	41,456 49,293 53,957	2,360,535 3,414,093 3,378,477
Martin H. Resch President and Chief Operating Officer (5)	2021 2020	400,000 58,238	162,000 16,000	280,006 150,011	- -	- -	70,160 25,534	912,166 249,783
P. Stephen Appelbaum Former Exec. Vice President and CFO (6)	2021 2020 2019	208,261 306,521 298,701	45,000 77,000 113,000	223,988 217,700 203,723	- - -	45,021 391,812 354,827	12,169 18,205 19,278	534,439 1,011,238 989,529
Michael J Normile Exec Vice President and CFO (7)	2021	295,673	122,000	342,481	-	-	23,726	783,880
James M. Cavellier Exec. Vice President, CIO	2021 2020 2019	286,569 269,556 259,241	106,000 74,250 98,200	203,374 193,932 175,006	- - -	- - -	22,696 21,744 19,807	618,639 559,482 552,254
Dwight D. Erdbruegger President, Cass Commercial Bank	2021 2020 2019	298,278 282,299 274,621	114,000 76,500 100,000	211,766 201,603 188,997	- - -	- - -	21,263 21,490 19,501	645,307 581,892 583,119

(1)	These amounts represent distributions under the Company’s profit-sharing program as further described in the CD&A section contained herein. Amounts paid to the CEO are reported separately as non-equity incentive plan compensation due to the fact the payments are based on pre-determined, objective targets which are communicated to the CEO prior to the performance period, the outcome of which is uncertain at the time the targets are made.
(2)	These amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock and RSU awards granted in fiscal 2021, fiscal 2020, and fiscal 2019. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards. Fiscal 2019, 2020, and 2021 grants consisted of 40% time-based restricted stock, which vest in total on the third anniversary of the grant date, and 60% performance-based restricted stock that will be earned based on cumulative three-year EPS growth and average ROE goals. The fiscal 2019 performance-based grants are based on the goals for fiscal 2019, 2020 and 2021; the fiscal 2020 performance-based grants are based on the goals for fiscal 2020, 2021 and 2022; and the fiscal 2021 performance-based grants are based on the goals for fiscal 2021, 2022 and 2023, as discussed in the CD&A. The reported grant date fair value of the fiscal 2019, 2020 and 2021 awards assume that the performance-based restricted stock will be earned at the target achievement level per the instructions to Item 402(c) of Regulation S-K. See Note 11 to the Company’s consolidated financial statements filed as part of its Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions used in the valuation of awards. The grant date fair value of the performance-based restricted stock awards granted in 2019, 2020, and 2021, respectively, for each named executive officer assuming that the maximum level of performance conditions is achieved is as follows: Mr. Brunngraber - $720,003, $809,976, and $860,612; Mr. Appelbaum - $183,351, $195,931, and $201,602; Mr. Cavellier - $157,530, $174,539, and $183,024; and Mr. Erdbruegger - $166,955, $177,078, and $190,602. The grant date fair value of the performance-based restricted stock awards granted in 2021, respectively, in the case of Mr. Resch and Mr. Normile assuming that the maximum level of performance conditions is achieved is $252,018 and $173,247, respectively. Mr. Resch and Mr. Normile each received a restricted stock grant in the value of $150,000 in conjunction with joining the Company in 2020 and 2021, respectively.
(3)	Represents the aggregate change in actuarial present value of accumulated benefits under the Company’s defined benefit pension plan and SERP, where applicable, based on a five-year average of current pay. See Note 10 to the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 for a complete description of the material assumptions applied in quantifying the present value of accumulated benefits.
(4)	Consists of the Company’s incremental cost on perquisite benefits, dividends paid on time-based restricted stock awards, and the Company’s matching contributions paid to the Company’s 401(k) Plan on behalf of each executive. Perquisite benefits consist of an allowance for personal automobile usage for all named executive officers hired before January 1, 2017 and a club membership allowance for Mr. Brunngraber and relocation expenses for Mr. Resch. Mr. Resch’s relocation expenses totaled $45,913, which includes $14,853 for tax reimbursements.
(5)	Mr. Resch joined the Company in November 2020.
(6)	Mr. Appelbaum served as the Company’s Executive Vice President and CFO for all of fiscal 2020 and transitioned to his role as consultant upon the appointment of Mr. Normile to these positions effective March 4, 2021.
(7)	Mr. Normile joined the Company in January 2021. The amounts reported also reflect compensation earned by Mr. Normile in his role as Senior Vice President of Corporate Finance from January 2021 to March 2021, when he was appointed to his current position.

Grants of Plan-Based Awards

The following table sets forth information regarding all plan-based awards that were made to the named executive officers during 2021. Disclosure is provided on a separate line for each grant or award made during the year. The information supplements the values of awards presented in the Summary Compensation table above.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of	Grant Date Fair Value of Stock
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)	Shares of Stock or Units (3) (#)	Awards (4) ($)
Eric H. Brunngraber	1/28/2021 1/28/2021 8/13/2021 2/12/2022		156,300 177,100		7,042	14,083	21,125	9,389	573,741 382,508
Martin H. Resch	1/28/2021 1/28/2021				2,062	4,124	6,186	2,749	168,012 111,994
P. Stephen Appelbaum	1/28/2021 1/28/2021				1,650	3,299	4,949	2,199	134,401 89,587
Michael J. Normile	1/4/2021 1/28/2021 1/28/2021				1,418	2,835	4,253	3,914 (5) 1,890	149,984 115,498 76,999
James A. Cavellier	1/28/2021 1/28/2021				1,498	2,995	4,493	1,997	122,016 81,358
Dwight D. Erdbruegger	1/28/2021 1/28/2021				1,560	3,119	4,679	2,079	127,068 84,698

(1)	Target represents amounts earned in 2021 and paid on the dates reported pursuant to the Company’s profit-sharing program, as discussed in the CD&A.
(2)	Represents performance-based restricted stock awards granted pursuant to the terms of the Company’s Omnibus Plan. Performance-based restricted stock awards earned, if any, will vest in full on January 28, 2024 to the extent the Company achieves certain EPS and ROE targets for the three-year performance period ending December 31, 2023 and carry no voting or dividend rights until earned and settled, as discussed in the CD&A of this Proxy Statement.
(3)	For Messrs. Brunngraber, Appelbaum, and Erdbruegger, represents time-based RSU’s and for Messrs. Resch, Normile, and Cavellier, represents shares of time-based restricted stock, in each case granted pursuant to the terms of the Company’s Omnibus Plan. Time-based RSU’s and restricted shares granted on January 28, 2021 will vest in full on January 28, 2024. Time-based restricted shares granted to Mr. Normile on January 4, 2021 will vest in full on January 3, 2024. Time-based RSU’s do not carry voting rights, but do accrue dividends during the restriction periods, and dividends accrued will be paid upon vesting.
(4)	The grant date fair value is computed in accordance with FASB ASC Topic 718, is based on the target number of performance-based restricted stock, as applicable, and is calculated using the fair market value of the Company’s common stock on the date of grant of $40.74 for grants dated January 28, 2021.
(5)	Represents an award of time-based restricted stock made to Mr. Normile when he initially joined the Company as Senior Vice President of Corporate Finance.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards held by each named executive officer as of December 31, 2021.

	SAR Awards				Stock Awards
Name	Number of Securities Underlying Unexercised SARs (#) Exercisable	Number of Securities Underlying Unexercised SARs (#) Unexercisable	SAR Exercise Price ($)	SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares of Stock That Have Not Vested ($)(3)
Eric H. Brunngraber	26,733 14,361	― ―	31.92 46.70	1/21/2023 1/27/2024	22,572	887,531	33,857	1,331,257
Martin H. Resch	―	―	―	―	6,282	247,008	4,124	162,156
P. Stephen Appelbaum	4,146 4,282	― ―	31.92 46.70	1/21/2023 1/27/2024	5,471	215,120	8,207	322,699
Michael J. Normile	―	―	―	―	5,804	228,213	2,835	111,472
James A. Cavellier	―	―	―	―	4,859	191,056	7,288	286,564
Dwight D. Erdbruegger	―	―	―	―	5,112	201,004	7,668	301,506

(1)	Represents time-based restricted stock and RSU awards issued pursuant to the Company’s Omnibus Plan. The awards cliff vest on the third anniversary of the grant date. The vesting dates for such awards are as follows:

Name	Vesting Date	Number of Shares of Restricted Stock	Number of RSU’s
Eric H. Brunngraber	1/28/2022 1/30/2023 1/26/2024	6,519 ― ―	― 6,664 9,389
Martin H. Resch	11/8/2023 1/26/2024	3,533 2,749	― ―
P. Stephen Appelbaum	1/28/2022 1/30/2023 1/26/2024	1,660 ― ―	― 1,612 2,199
Michael J. Normile	1/3/2024 1/26/2024	3,914 1,890	― ―
James A. Cavellier	1/28/2022 1/30/2023 1/26/2024	1,426 1,436 1,997	― ― ―
Dwight D. Erdbruegger	1/28/2022 1/30/2023 1/26/2024	1,540 1,493 ―	― ― 2,079

(2)	Value based on $39.32 per share, which was the closing market price of the Company's common stock reported on the Nasdaq Global Select Market on December 31, 2021.
(3)	Represents unearned performance-based restricted stock awards issued pursuant to the Company’s Omnibus Plan. The number of unearned performance-based shares and the corresponding market value of such shares has been calculated in accordance with the instructions to Item 402(f) of Regulation S-K and related SEC guidance based on the achievement level that exceeds the performance of the last completed fiscal years over which performance is measured. Because the three-year performance period ended December 31, 2021 resulted in payouts of performance-based awards below the target level, the number of shares and corresponding market value in the table above represent the target number of performance-based shares that can be earned at the end of the applicable three-year performance period. The awards were granted on January 31, 2019, January 31, 2020, and January 28, 2021. Amounts ultimately earned will be based on the achievement of certain EPS and ROE targets over the applicable three-year performance period, as discussed in the CD&A. Awards earned will vest in full on the third anniversary of the applicable grant date.

SARs Exercised and Stock Vested

The following table sets forth the exercise of SARs and vesting of restricted stock during 2021 for the named executive officers. Messrs. Resch and Normile joined the Company in November 2020 and January 2021, respectively, and had no exercisable equity awards or vested stock awards as of December 31, 2021.

	SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Eric H. Brunngraber	―	―	6,318	256,511
P. Stephen Appelbaum	―	―	1,622	65,853
James A. Cavellier	―	―	1,438	58,383
Dwight D. Erdbruegger	―	―	1,032	42,807

(1)	Represents gross amount of shares acquired upon vesting of time and performance-based restricted stock, without netting any shares surrendered to pay taxes.
(2)	Value is determined by applying the market value of the stock on the vesting date to the number of shares vested.

Pension Benefits

The following table sets forth for the fiscal year ended December 31, 2021 the actuarial present value of each eligible named executive officer’s accumulated benefit under defined benefit plans of the Company, the number of years of credited service under each plan, and the amount of pension benefits paid to each named executive officer. Effective as of December 31, 2016, the Company’s retirement plan was closed to new participants and effective February 28, 2021 the Company’s retirement plan was frozen. As such, Messrs. Resch, Normile, Cavellier and Erdbruegger are not participants in the retirement plan or SERP and have been excluded from the table below.

Name (1)	Plan Name	Number of Years of Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
Eric H. Brunngraber	Retirement Plan for Employees of Cass Information Systems, Inc. Cass Information Systems SERP	40.25 41.08	2,103,697 6,816,360	- -
P. Stephen Appelbaum (4)	Retirement Plan for Employees of Cass Information Systems, Inc. Cass Information Systems SERP	13.67 14.17	693,418 977,793	12,677 -

(1)	Mr. Brunngraber was eligible for early retirement benefits under the Company’s defined benefit pension plan and SERP as of December 31, 2020. Refer to the CD&A for a description of early retirement benefits.
(2)	The number of years of credited service differs from the number of years of actual service for all named executive officers only due to the provisions in the plan governing when employees first become eligible to participate in the plan. Actual years of service for the named executive officers as of December 31, 2021 are as follows: Mr. Brunngraber – 42.52 years; Mr. Appelbaum – 15.30 years.
(3)	Represents the actuarial present value of accumulated benefit under the Company’s defined benefit pension plan based on a five-year average of current pay. See Note 10 to the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 for complete description of the material assumptions applied in quantifying the present value of accumulated benefits.
(4)	Mr. Appelbaum retired from the Company on August 31, 2021.

Details of the plans are further discussed in the CD&A of this Proxy Statement.

IV. BENEFICIAL OWNERSHIP OF SECURITIES

Stock Ownership of Directors, Executive Officers, and 5% Beneficial Owners

The following table contains information with respect to beneficial ownership of the Company's outstanding common stock as of February 17, 2022, unless otherwise noted, by: (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s common stock, (ii) each director and nominee for director, (iii) each named executive officer, and (iv) directors and executive officers as a group. Unless otherwise indicated, the named person has sole voting and investment rights with respect to such shares. The percent of common stock owned by each person or group has been determined based on a total of 13,694,194 shares outstanding as of February 17, 2022. Except as indicated below, the address of each person listed is c/o Cass Information Systems, Inc., 12444 Powerscourt Drive, Suite 550, St. Louis, MO 63131.

Name of Beneficial Owner (and address for Beneficial Owners over 5%)	Amount of Shares Beneficially Owned (1)	Percent of Class
AJH Investments LLC P.O. Box 680790 Park City, UT 84068	1,057,320 (2)	7.72%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	990,489 (3)	7.23%
Buckingham Strategic Wealth, LLC 8182 Maryland Avenue, Suite 500 Clayton, MO 63105	831,774 (4)	6.07%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	806,231 (5)	5.89%

P. Stephen Appelbaum	59,523 (6)	*
Eric H. Brunngraber	147,007 (7)	1.07%
James A. Cavellier	8,936 (8)	*
Ralph W. Clermont	13,129 (9)	*
Robert A. Ebel	18,588 (10)	*
Benjamin F. Edwards, IV	18,758 (11)	*
Dwight D. Erdbruegger	5,041 (12)	*
James J. Lindemann	21,820 (13)	*
Michael J. Normile	8,068 (14)	*
Martin H. Resch	11,133 (15)	*
Sally H. Roth	3,355 (16)	*
Joseph D. Rupp	10,004 (17)	*
Randall L. Schilling	19,673 (18)	*
Franklin D. Wicks, Jr.	20,306 (19)	*
All directors (including nominees) and all executive officers as a group (17 persons)	381,344 (20)	2.78%

*       Less than 1% of class.

(1)	Beneficially owned shares include common stock that directors and executive officers have the right to acquire within 60 days of February 17, 2022 pursuant to the exercise of SARs. The numbers reported do not include outstanding RSU’s, as unvested RSU’s do not carry voting rights and none will vest within 60 days of February 17, 2022.
(2)	Based on shareholder records as of December 31, 2021 obtained from Computershare Shareowner Services and Broadridge Financial Solutions.
(3)	Based on a Schedule 13G/A filed by the reporting person with the SEC on February 1, 2022. BlackRock Inc. has sole voting power with respect to 963,351 shares and sole dispositive power with respect to 990,489 shares.
(4)	Based on a Schedule 13F filed by the reporting person with the SEC on February 9, 2022.
(5)	Based on a Schedule 13G/A filed by the reporting person with the SEC on February 9, 2022. The Vanguard Group has shared voting power with respect to 13,006 shares, sole dispositive power with respect to 783,639 shares and shared dispositive power with respect to 22,592 shares.
(6)	Includes 48,750 shares held in trust over which Mr. Appelbaum has shared voting and investment rights; and 8,428 shares which can be acquired within 60 days of February 17, 2022 pursuant to the exercise of SARs.
(7)	Includes 99,555 shares owned jointly with his spouse over which Mr. Brunngraber has shared voting and investment rights; and 41,094 shares which can be acquired within 60 days of February 17, 2022 pursuant to the exercise of SARs.
(8)	Includes 5,591 shares of restricted stock subject to forfeiture with respect to which Mr. Cavellier has voting but no investment rights.
(9)	Includes 1,200 shares held in trust and 11,929 shares of restricted stock subject to forfeiture with respect to which Mr. Clermont has voting but no investment rights.

(10)	Includes 3,354 shares owned jointly with his spouse and 9,746 shares of restricted stock subject to forfeiture with respect to which Mr. Ebel has voting but no investment rights.
(11)	Includes 13,993 shares held in trust and 1,215 shares of restricted stock subject to forfeiture with respect to which Mr. Edwards has voting but no investment rights.
(12)	Includes 1,493 shares of restricted stock subject to forfeiture with respect to which Mr. Erdbruegger has voting but no investment rights.
(13)	Includes 6,056 shares held in trust and 15,764 shares of restricted stock subject to forfeiture with respect to which Mr. Lindemann has voting but no investment rights.
(14)	Includes 8,068 shares of restricted stock subject to forfeiture with respect to which Mr. Normile has voting but no investment rights.
(15)	Includes 11,133 shares of restricted stock subject to forfeiture with respect to which Mr. Resch has voting but no investment rights.
(16)	Includes 3,355 shares of restricted stock subject to forfeiture with respect to which Ms. Roth has voting but no investment rights.
(17)	Includes 10,004 shares of restricted stock subject to forfeiture with respect to which Mr. Rupp has voting but no investment rights.
(18)	Includes 3,909 shares and 15,764 shares of restricted stock subject to forfeiture with respect to which Mr. Schilling has voting but no investment rights.
(19)	Includes 6,687 shares held in trust and 13,619 shares of restricted stock subject to forfeiture with respect to which Mr. Wicks has voting but no investment rights.
(20)	Includes 63,534 shares which may be acquired within 60 days of February 17, 2022 pursuant to the exercise of SARs.

V. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – PROPOSAL 3

KPMG LLP has served as the Company’s independent registered public accounting firm since 1983, and for the year ended December 31, 2021. The Audit Committee of the Board has selected KPMG LLP to serve as such firm for 2022. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions of shareholders.

Fees Incurred for Services Performed by the Independent Registered Public Accountants

For the years ended December 31, 2021 and 2020, the Company incurred the following fees for services performed by KPMG LLP, all of which were pre-approved by the Audit Committee:

	2021	2020
Audit Fees (1)	$550,000	$510,000
Audit-related Fees	―	―
Total	$550,000	$510,000

(1)	Represents fees for the quarterly review of financial statements and annual audit of the Company’s consolidated financial statements and internal controls over financial reporting. Also includes fees for the audit of the Company’s subsidiary bank financial statements, pursuant to the requirements of 12 CFR Part 363, Annual Independent Audits and Reporting Requirements. Such fees were $45,000 and $25,000 for 2021 and 2020, respectively. All such fees were pre-approved by the Audit Committee.

The Audit Committee pre-approves all auditing services, internal control-related services, and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to one or more members the authority to grant pre-approvals of audit and permitted non-audit services, provided such decisions to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

The Company’s Board recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2022.

VI. SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING

In order for a shareholder to bring any business before a meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Company’s Secretary and comply with the other notice requirements set forth in the Company’s bylaws. To be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. For the 2023 Annual Meeting, shareholders must submit proposals no earlier than January 19, 2023 and no later than February 18, 2023. If, however, the date of the meeting is changed by more than 30 days before or after such anniversary date, the notice must be received not later than the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made.

A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the Annual Meeting:

•	a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting the business at the Annual Meeting,
•	the name and address, as they appear on the Company’s books, of the proposing shareholder,
•	the class and number of shares which are beneficially owned by the shareholder, and
•	any material interest of the shareholder in such business.

The requirements contained in the Company’s bylaws and summarized above are separate from and in addition to the SEC requirements that a shareholder must meet to have a proposal included in the Company’s Proxy Statement. Any shareholder proposal to be considered for inclusion in the Company’s Proxy Statement and form of proxy for its next Annual Meeting must be received by the Company no later than November 10, 2022 at the following address: Cass Information Systems, Inc., Attn: Matthew S. Schuckman, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131.

VII. OTHER MATTERS AND HOUSEHOLDING

Management does not intend to present to the Annual Meeting any business other than the items stated in the Notice of Annual Meeting of Shareholders and does not know of any matters to be brought before the Annual Meeting other than those referred to above. If, however, any other matters properly come before the Annual Meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

The Company may and some banks, brokers, and other nominee record holders may be participating in the practice of house holding proxy statements and annual reports. This means only one copy of this Proxy Statement may have been sent to multiple shareholders in your household unless you provide us with contrary instructions. A separate copy of this Proxy Statement or the annual report will be delivered to you if you write to: Cass Information Systems, Inc., Attn: Matthew S. Schuckman, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131, or call (314) 506-5500.

By Order of the Board of Directors
Matthew S. Schuckman, Secretary

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., Central Time, on April 18, 2022. Online Go to www.investorvote.com/CASS or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2022 Annual Meeting Proxy Card q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. For Against Abstain For Against Abstain For Against Abstain + 1. Election of Directors: 01 - Ralph W. Clermont 02 - James J. Lindemann 03 - Wendy J. Henry 04 - Sally H. Roth For Against Abstain 2. To approve the advisory resolution on executive compensation: 3. To ratify the selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for 2022: For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 03KX8B 4 2 D M + ADMISSION TICKET CASS INFORMATION SYSTEMS, INC. 2022 Annual Meeting of Shareholders Tuesday, April 19, 2022 8:30 A.M. Central Time Cass Information Systems, Inc. 13001 Hollenberg Drive Bridgeton, Missouri 63044 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2021 Annual Report to Shareholders are available at: http://www.cassinfo.com q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Proxy — Cass Information Systems, Inc. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Eric H. Brunngraber and Michael J. Normile, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cass Information Systems, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 19, 2022 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES FOR ELECTION AS DIRECTOR AND “FOR” PROPOSALS 2 AND 3. (Continued and to be marked, dated and signed, on the other side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. +